Exhibit 10.15
Dated 16 March 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
BOOOMIX LIMITED
(in the process of changing its name to
SR TECHNICS AIRFOIL SERVICES LIMITED)
AGREEMENT
for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

CONTENTS
1. PRELIMINARY	3
2. SALE OF ASSETS	9
3. COMPLETION AND CONDITIONS	13
4. ALLOCATION OF CONSIDERATION	19
5. EMPLOYEES	20
6. FURTHER OBLIGATIONS OF THE VENDOR/COVENANTORS	22
7. WARRANTIES	23
8. MISCELLANEOUS PROVISIONS	27
SCHEDULE 1	33
WARRANTIES	33
SCHEDULE 2	47
PARTICULARS OF EMPLOYEES	47
SCHEDULE 3	48
EXCLUDED ASSETS	48
SCHEDULE 4	49
INTELLECTUAL PROPERTY RIGHTS	49
SCHEDULE 5	50
THE PROPERTY	50
SCHEDULE 6	51
PROPERTY CONTRACT	51
SCHEDULE 7	59
OEM LICENCES	59
SCHEDULE 8	60
LICENCES AND APPROVALS	60
SCHEDULE 9	61
INTENTONALLY BLANK	61
SCHEDULE 10	62
TRANSITIONAL SERVICES AGREEMENT	62
SCHEDULE 11	63
ACTIONS BETWEEN SIGNING AND COMPLETION	63
SCHEDULE 12	65
RESTRUCTURING PLAN	65
SCHEDULE 13	66
LIST OF OTHER BUSINESS CONTRACTS	66
SCHEDULE 14	67
FIXED AND MOVEABLE ASSETS	67
SCHEDULE 15	68
PRO FORMA P&Ls	68
SCHEDULE 16	71
PATENT ASSIGNMENT AND LICENCE	71
SCHEDULE 17	72
FULL DETAILS OF ALL BUSINESS ASSETS	72
SCHEDULE 18	73
LIST OF AGENCY AGREEMENTS	73
SCHEDULE 19	74
OEM ESCROW AMOUNT	74
SCHEDULE 20	75
ASSET SPLIT	75
SCHEDULE 21	76
ESCROW AGREEMENT	76
SCHEDULE 22	77
MATERIAL ADVERSE EVENTS	77
SCHEDULE 23	78
FORM OF SQUIRE, SANDERS & DEMPSEY LLP OPINION	78

THIS AGREEMENT is dated 16th March 2006 and made between
(1)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(2)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(3)	BOOOMIX LIMITED (in the process of changing its name to SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
A.	The Vendor carries on the Business (as hereinafter defined) at the Mahon Industrial Estate, Blackrock, Cork and Carrigtwohill Business and Technology Park, Carrigtwohill, Cork.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business as a going concern together with its goodwill, property and assets, except those assets excluded from the sale as expressly provided in this Agreement, for the consideration and upon the terms and subject to the conditions of this Agreement.
IT IS HEREBY AGREED as follows:
1.	PRELIMINARY

1.1.	Definitions: In this Agreement and in the Schedules unless the context otherwise requires:

1963 Act means the Companies Act, 1963;

1990 Act means the Companies Act, 1990;

Accounting Standards mean the accounting principles, standards and practices generally accepted in Ireland at the date of this Agreement known as Irish GAAP;

Accounts means the consolidated audited financial statements of both the Vendor and SIFCO Research and Development Limited for the financial period ended 30 September 2005 to the extent they relate to the Business and/or the Assets;

Additional Employees means such additional employees of the Vendor (being not less than 0 and not more than 22 in number) over and above the Employees as the Vendor and the Purchaser may agree will transfer their employment from the Vendor to the Purchaser on or after Completion subject to the Purchaser’s right (as set out in Clause 5.5.4) prior to Completion, to reject the identification of any employee of the Vendor as an Additional Employee;

Agency Agreements means agency agreements listed in Schedule 18;

Agreed Form means in relation to any document, the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by duly authorised officers of the Covenantors and the Purchasers;

Assets means all the assets used in or related to the Business, other than the Excluded Assets, including those referred to in Column 1 of Schedule 20, listed in clause 2.1, referred to in the Property Contract and set out in Schedule 17 to be acquired by the Purchaser pursuant to this Agreement;

Balance Sheet means the balance sheet comprised in the Accounts;

Balance Sheet Date means 30 September 2005;

Bank of Ireland Charge Redemption Amount means the sum which is, on the Completion Date, owing by the Vendor to the Governor and Company of the Bank of Ireland pursuant to the charge referred to at clause 3.6.1(3);

Breach means in relation to a Warranty any instance of the Warranty being untrue or misleading in any respect;

Business means the business of providing repair and manufacturing services and original equipment manufacturing facilities to the global large aerospace sector, being understood as relating to engines having a thrust in excess of 17,500 lbs and/or engines used to power aircraft that hold 100 or more passengers as carried on by the Vendor at the Mahon Industrial Estate, Blackrock, Cork and (where relevant) Carrigtwohill Business and Technology Park, Carrigtwohill, Cork;

Business Contracts means all contracts, agreements, arrangements and understandings of every kind with customers of the Business (whether existing, expired, draft or proposed) and such other contracts relating to the Business as are specifically listed and/or in respect of which, details are set out in Schedule 13 excluding the Agency Agreements;

Business Day means any day on which banks are generally open for business in Dublin excluding Saturdays and Sundays;

Commercial Agents Regulations means the European Communities (Commercial Agents) Regulations 1997 (S1 31/1997);

Competition Act means the Competition Act 2002;

Competition Acts mean the Competition Acts 1991 – 2002;

the Competition Authority means the body established pursuant to Section 10 of the Competition Act, 1991 (as amended by the Competition Act, 2002);

Completion means completion of the sale and purchase of the Assets and Business pursuant to this Agreement;

Completion Date means the date on which Completion occurs in accordance with clause 3;

Conditions means the pre-conditions to Completion including those listed in clause 3.2;

Consideration means the aggregate sum payable by the Purchaser to the Vendor in accordance with clause 2.6;

DC Scheme means the Sifco Turbine Components Limited Group Retirement Plan established by a trust deed dated 1 October 2003 (as amended);

Disclosure Letter means the letter dated the date of this Agreement from the Covenantors to the Purchaser disclosing information constituting exceptions to the Warranties together with all documents and information attached to it;

the EC Treaty means the treaty establishing the European Community (Treaty of Rome);

Employees mean the 165 employees of the Vendor engaged in the Business listed in Schedule 2 subject to the Purchaser’s right (as set out in clause 5.5.4) prior to Completion, to reject the identification of any employee of the Vendor as an Employee;

Encumbrance includes, without limitation, any interest or equity of any person (including any right to acquire any option) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement or a rental, hire purchase, credit sale or other agreement for payment on deferred terms;

Escrow Accounts means the Restructuring Escrow Account and the OEM Escrow Account;

Excluded Assets means those assets of the Vendor referred to in Column 2 of Schedule 20 and set out in Schedule 3 which are not being sold hereunder;

Excluded Business means the business of providing turbine, engine components, repair and manufacturing services to gas turbine overhaul shops as carried on by the Vendor at the Mahon Industrial Estate, Blackrock, Cork and Carrigtwohill Business and Technology Park, Carrigtwohill, Cork;

Finished Products means the stock of fully finished products owned by the Vendor or owned by customers of the Vendor (whether or not the subject of a contract for sale or repair) upon which the Vendor has performed repair services in connection with the Business at Completion including, for the avoidance of doubt, all brokerage stock and other parts owned by the Vendor;

Fixed and Moveable Assets means all plant, machinery, equipment, furniture, fittings, tools, vehicles and other chattels used by the Vendor in relation to the Business attached or not (as the case may be) to the Property at the Transfer Date as listed in Schedule 14;

Fully Complete means, in the context of the Vendor’s implementation of the Restructuring Plan, the Vendor having completed in their entirety steps 1 to 22 (inclusive) of the Restructuring Plan to the reasonable satisfaction of the Purchaser which, for the avoidance of doubt and without limiting the generality of the foregoing, shall mean that the equipment and processes referred to or otherwise associated with each step are fully installed, approved (where necessary) and operational as required for the efficient operation of the Business and in accordance with past practices;

Grant Agreements means the Grant Agreement dated 27 October 1989 between the Industrial Development Authority, SIFCO Turbine Components Ireland Limited, SIFCO Inc. and SIFCO Turbine Components Limited, the Grant Agreement dated 9 August 1991 between the Industrial Development Authority, SIFCO Turbine Components Limited and SIFCO Industries Inc, the Grant Agreement dated 12 June 1992 between the Industrial Development Authority, SIFCO Turbine Components Limited and SIFCO Industries Inc., the Grant Agreement dated 4 September 1998 between the Industrial Development Agency, SIFCO Turbine Components Limited and SIFCO Industries Inc. and all other agreements, arrangements, and understandings relating to the provision of grant aid to the Business;

Information means all customer and supplier records and correspondence (including, in each case, the full name and the address and addresses for delivery or collection or for provision of services) relating to the Business in the six years prior to Completion, all records of the Business for the six years prior to Completion, all deeds and documents evidencing title to the Property and the other Assets (duly stamped where appropriate), and all sales and technical literature and all other documents, computer records and programs relating to or required for the due and efficient carrying on of the Business and all files and other relevant information relating to the Employees but excluding any which the Vendor is required by law to retain and also excluding the Retained Records;

Intellectual Property means the intellectual property referred to in the Patent Assignment and Licence and any and all other rights pertaining to discoveries, trade secrets, confidential business information, financial, marketing and business data, concepts, ideas and improvements to existing technology (whether or not written down or otherwise converted to tangible form), patents, patent applications, patent disclosures, designs, trade marks, service marks, trade names, logos, rights in any domain names, algorithms, database rights, associated goodwill, copyright(s), moral rights, know-how, reputation, modes, get-up, computer programs and analogous property, plans, models, and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent thereof and for the full period therefor and all extensions and renewals thereof), all applications for registration of the foregoing and all rights and interest, present and future thereto and therein;
the Intellectual Property Rights means such Intellectual Property used in connection with the Business (including the Intellectual Property used exclusively by the Business, the Intellectual Property used by both the Business and the Excluded Business and the Intellectual Property as listed in Schedule 4) and such other Intellectual Property as may be included in the Assets;

Inventory Excess Amount/Inventory Shortfall Amount means an amount equal to the amount (if any) by which the aggregate value of Finished Products and the Partly Finished Products as at Completion, as determined by the physical inventory inspection provided for in clause 3.5.2(5) is more/less than the book value of US$1,100,000 +/- 10%;

Ireland means Ireland excluding Northern Ireland and Irish will be construed accordingly;

Liabilities means all claims, liabilities, obligations, debts of and amounts owed by the Vendor on the Completion Date relating to the Business and all liabilities and obligations (whether actual or contingent) in respect of the Business or Assets arising on or before the Completion Date which are not expressly assumed by the Purchaser under this Agreement;

Long Stop Date means 2 May 2006;

Material Adverse Event means in relation to the Business, the occurrence of any of the events set out in Schedule 22;

Mergers Act means the Mergers, Takeovers and Monopolies (Control) Act, 1978 (as amended);

Minister means the Minister for Enterprise, Trade and Employment;

OEMs means all the original equipment manufacturers listed in Schedule 7 and OEM shall be construed accordingly;

OEM Escrow Amount means an amount (calculated in accordance with clause 2.6.3(2) and Schedule 19) corresponding to the number of OEMs which have, by Completion, either granted new OEM Licences to the Purchaser or provided their written consent to the assignment or novation of existing, valid, enforceable and unexpired OEM Licences from the Vendor to the Purchaser in both cases on terms acceptable to the Purchaser in its reasonable discretion;

OEM Escrow Date means 180 days after the Completion Date;

OEM Licences means the written, existing, valid, enforceable and unexpired original equipment manufacturing licences granted to the Vendor by the OEMs;

Partly Finished Products means the value of work undertaken by the Vendor on partly finished products owned by the customers of the Vendor and the work in progress and services carried out by the Vendor in connection with the Business at Completion including, for the avoidance of doubt, the value of work which has been undertaken by the Vendor on customer owned equipment, products or parts which has not been invoiced by the Vendor;

Patent Assignment and Licence means the patent assignment from SIFCO Research & Development Limited to the Purchaser and the non-exclusive royalty free perpetual licence back from the Purchaser to the Vendor of the relevant patents for the use by the Covenantors pursant to the terms of the said Patent Assignment and Licence) in the Excluded Business and/or the Small Aerospace Business to be entered into at Completion in the form set out in Schedule 16;

Pension Plan means the Sifco Turbine Components Pension Plan established with effect from 1 October 1985 and currently governed by a trust deed and rules dated 10 June 2005;

Pension Schemes means the DC Scheme, the Pension Plan and the Staff Pension Plan;

PRSA Arrangement means the contractual arrangement between the Vendor and Irish Life to enable employees to participate in the personal retirement savings account established with Irish Life;

Pro-Forma P&Ls means the Pro-Forma Profit and Loss Accounts setting out certain financial information in relation to the Business for the three month periods ended 30 September and 31 December 2005 as set out in Schedule 15

Property means leasehold lands and premises as are included in the Assets, details of which are contained in Schedule 5;

Property Contract means the agreement for the sale and assignment of the Property in the form contained in Schedule 6;

Purchaser Confidential Information means any and all information received or obtained as a result of (i) the operation of the Business and/or (ii) entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which in each case relates to:

(a) the Business;

(b) the Assets;

(c) the provisions of this Agreement;

(d) the negotiations relating to this Agreement;

(e) the subject matter of this Agreement; or

(f) the Purchaser or any subsidiary or holding company of the Purchaser;

Purchaser’s Group means the Purchaser, every subsidiary and holding company of the Purchaser and every subsidiary of any such holding company or any of them;

Purchaser’s Solicitors means A & L Goodbody;

Related Benefit Scheme means the income continuance plan operated by the Vendor insured with Irish Life, details of which have been disclosed to the Purchaser;

Restricted Area means anywhere in the world;

Restricted Period means the period of two years from the date of Completion;

Restructuring Escrow Account means the joint deposit account to be opened with the Anglo Irish Bank plc in the name of the Vendor’s Solicitors and the Purchaser’s Solicitors in accordance with clause 2.6.4;

Restructuring Escrow Amount means the sum contained in the Restructuring Escrow Account as determined by clause 2.6.2;

Restructuring Escrow Date means 60 days after the Completion Date;

Restructuring Plan means the plan relating to the restructuring of the Vendor’s operations set out in Schedule 12;

Retained Records means the statutory books and all accounting and taxation and VAT records of the Vendor;

SAP Break Fee means US$1,000,000;

SDCA means the Stamp Duties Consolidation Act, 1999;

Small Aerospace Business means the business of providing repair and manufacturing services and original equipment manufacturing facilities to the small aerospace sector, being understood as relating to engines having a thrust of less than 17,500 lbs and/or engines used to power aircraft that hold less than 100 passengers.

Staff Plan means the Sifco Turbine Components Pension Plan for Staff established with effect from 30 September 1991 and currently governed by a trust deed and rules dated 10 June 2005;

Superior Acquisition Proposal means an unsolicited, bona fide written proposal made by a third party to acquire all of the Assets and/or the Business (including by means of an acquisition of the Guarantor by means of merger or tender offer or other similar proposal) (i) on terms which the Board of Directors of the Guarantor determines in its good faith judgment, after consultation with outside counsel, to be materially more favourable, both financially and otherwise, to the Guarantor and/or the Guarantor’s shareholders than the transactions contemplated by this Agreement , taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by the Purchaser to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no acquisition proposal shall be deemed to be a Superior Acquisition Proposal if any financing required to consummate the acquisition proposal is not committed. For the purposes of this definition, “unsolicited, bona fide written proposal” does not include any proposal received by a party that either of the Covenantors or any of representative of either of the Covenantors contacted on or after November 25, 2005 and before Completion regarding a potential transaction involving the Assets and/or the Business, including, without limitation, those parties (if any) who received a copy of the Confidential Information Memorandum dated September 1, 2005;

Substantially Complete means, in the context of the Vendor’s implementation of the Restructuring Plan, the Vendor having completed in their entirety steps 1 to 21 (inclusive) of the Restructuring Plan to the reasonable satisfaction of the Purchaser which, for the avoidance of doubt and without limiting the generality of the foregoing, shall mean that the equipment and processes referred to or otherwise associated with each step are fully installed, approved (where necessary) and operational in accordance with past practices;

Target Date means 20 April 2006;

Taxation and Tax means all forms of taxation, duties, imposts and levies whether of Ireland or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, vehicle registration tax, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland or elsewhere, and any, interest, surcharge, penalty or fine relating to the same and any penalties chargeable for non-compliance with any statutory provisions or regulations in connection therewith and the word Taxation shall be construed accordingly;

TCA means the Taxes Consolidation Act, 1997;

TSA means a transition services agreement in an Agreed Form in respect of, inter-alia, the full implementation of the Restructuring Plan (if not Fully Complete at Completion), the provision of administration services to the Purchaser, the provision and licensing of certain software required by the Business and the use of SIFCO brand to be entered into by the Vendor and the Purchaser at Completion as set out in Schedule 10;

VAT means value added tax;

Vendor Confidential Information means any and all information received or obtained as a result of (i) the operation of the Excluded Business and/or (ii) entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which in each case relates to:
(a) the provisions of this Agreement;

(b) the negotiations relating to this Agreement;

(c) the subject matter of this Agreement;

(d) the Vendor or any subsidiary or holding company of the Vendor;

(e) the Excluded Assets; or

(f) the Excluded Business;

Vendor’s Group means the Vendor, every subsidiary and holding company of the Vendor and every subsidiary of any such holding company or any of them;

Vendor’s Solicitors means Arthur Cox;

Warranties means the warranties set out in clause 7 and Schedule 1; and

Warranty Claim means a claim for a Breach of any one or more of the Warranties.
1.2.	The Schedules referred to in this Agreement form an integral part of this Agreement, and references to this Agreement include reference to them.

1.3.	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.4.	The Warranties, and all other obligations, covenants and representations arising under this Agreement, given or entered into by more than one person are given or entered into jointly and severally.

1.5.	Unless expressly stated in this Agreement or the context otherwise requires, in this Agreement:
1.5.1.	references to a subsidiary or a holding company are to be construed in accordance with section 155(1) of the 1963 Act;

1.5.2.	references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts and investment funds (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons only;

1.5.3.	words importing the singular include the plural and vice versa and words importing the masculine include references to the feminine and neuter and vice versa;

1.5.4.	subject to clause 8.10 (Notices) reference to writing or similar expressions includes transmission by facsimile;

1.5.5.	a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning attributed to it by that definition;

1.5.6.	references to Acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation, modified, consolidated, amended or re-enacted (whether before or after the date of this Agreement) and any subordinate legislation made under that legislation;

1.5.7.	reference to this Agreement includes this Agreement as amended or supplemented from time to time;

1.5.8.	“including” and “includes” mean including or includes without limiting the generality of the foregoing; and

1.5.9.	where any Warranty is given on terms that it is to the best of the knowledge, information and belief of the Covenantors (or any other words to this or a similar effect), the Covenantors will be deemed to have the actual and constructive knowledge, information and belief which they would have had if they had made due and careful enquiries including enquiries of all relevant employees and officers of the Covenantors (including, without limiting the generality of the foregoing, Tim Crean, Eamonn Reardon, Frank Capello, Pat Hattie, Brendan Howley, Damian Carroll and David Bailey) or any of their subsidiaries, holding companies.
2.	SALE OF ASSETS

2.1.	Sale and Purchase: Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase free from all Encumbrances and together with all rights now or hereafter attaching thereto:
2.1.1.	the goodwill of the Business with the exclusive right to represent the Purchaser as carrying on the Business in continuation of that carried on by the Vendor and in succession thereto;

2.1.2.	the Property, which sale shall be carried out in accordance with the terms of the Property Contract. In the event of a conflict between the Property Contract and the terms of this Agreement, the latter shall prevail;

2.1.3.	all Fixed and Moveable Assets;

2.1.4.	(to the extent the Vendor is legally permitted to do so), the Information and copies of the Retained Records and copies of all other original documents, computer records and programs relating to the Business the originals of which the Vendor is required by law to retain within its possession;

2.1.5.	Subject to clause 2.5 the Intellectual Property Rights;

2.1.6.	all raw materials, stock-in-trade, work in progress and spare parts owned or used by the Vendor in connection with the Business, and the Partly Finished Products and Finished Products;

2.1.7.	the full benefit subject to the burden (so far as the same is capable of assignment) of all the Vendor’s pending contracts, engagements and orders (save for book and other debts) in connection with the Business;

2.1.8.	the benefit of all the Business Contracts or relationships of the Vendor as listed in Schedule 13;

2.1.9.	the benefit of all statutory, regulatory and other licences and approvals held in connection with the Business including, without limiting the generality of the foregoing, OEM licences from each of the OEMs listed in Schedule 7 and the regulatory licences and approvals listed in Schedule 8; and

2.1.10.	all other property to which the Vendor is entitled in connection with the Business, but shall not include any of the Excluded Assets or the Agency Agreements.
2.2.	Manufacturers’ Warranties:

Without prejudice to any other provisions of this Agreement, the Vendor shall extend to the Purchaser the full benefit of the Vendor’s rights against manufacturers and suppliers including (but without prejudice to the generality of the foregoing) all rights in connection with such manufacturers’ and suppliers’ warranties and representations whether express or implied with respect to all the Assets (including the benefit of all claims made by the Vendor thereunder but remaining unpaid at Completion), and shall, if so requested by the Purchaser on or after Completion, assign (to the extent assignable) the same to the Purchaser and pending any such assignment will hold such benefit on trust for the Purchaser and shall at the expense of the Purchaser take such action in relation thereto as the Purchaser may from time to time reasonably require, and the Vendor shall not without the Purchaser’s prior consent in writing make or effect any compromise, release, waiver or settlement of any claim the Vendor may have against any such manufacturer or supplier in relation to any of such rights.
2.3.	Other Benefits:

The Vendor shall forthwith promptly after the execution hereof notify the interest of the Purchaser to the insurers of the Assets and the Business and keep in force its existing insurance policies in respect of the Assets until Completion.

2.4.	The Property: The Property will be sold by the Vendor to the Purchaser subject to and on the terms of the Property Contract, which shall be entered into between the Vendor and the Purchaser upon execution of this Agreement. This Agreement is subject to and conditional upon the performance of all conditions and obligations (other than any condition relating to the conditionality of this Agreement) on the Vendor’s part contained in the Property Contract. The Property Contract is subject to and conditional upon the performance of all conditions and obligations (other than any condition relating to the conditionality of the Property Contract) on the Vendor’s part contained in this Agreement. Both this Agreement and the Property Contract shall be completed contemporaneously and if the Property Contract shall be rescinded, frustrated or otherwise discharged, then the Purchaser may terminate this Agreement without prejudice to the Purchaser’s other rights and remedies under this Agreement or under the Property Contract.

2.5.	Excluded Assets and Excluded Business:
2.5.1.	It is hereby acknowledged by the parties that the Excluded Assets, the Excluded Business and the Agency Agreements shall not transfer to the Purchaser and that the Vendor shall on Completion remain the beneficial owner of such Excluded Assets of Excluded Business and Agency Agreements. Without prejudice to the foregoing and subject to clause 2.5.2, it is further acknowledged that the Vendor and its successors and permitted assigns shall continue to be entitled to use of the Intellectual Property Rights which are, on the date of this Agreement, used in the Excluded Business or in respect of the Excluded Assets and/or the Small Aerospace Business in accordance with the terms of Patent Licence.

2.5.2.	The Vendor’s use and rights in respect of the Intellectual Property Rights which are the subject of the Patent Licence contained in Schedule 16 (the Patent Licence) shall be governed exclusively by the terms of the Patent Licence.

2.5.3.	The Vendor shall be solely responsible for liabilities (actual and contingent) associated with the Agency Agreements and hereby indemnifies the Purchaser from and against such liabilities whether arising before or after Completion which, without limiting the generality of the foregoing, shall include any liability that arises under the Commercial Agents Regulations and any additional liability that may be attributed to the relationship between the agent concerned and the Vendor of the Guarantor or any member of their group of companies prior to Completion.
2.6.	The Consideration and Purchaser’s obligation to pay:
2.6.1.	Consideration: Subject to clauses 2.6.2, 2.6.3 and 3.11 (and a deduction of 15% of the Consideration in the event that Vendor fails to deliver to the Purchaser the tax clearance certificate referred to at Clause 3.5.1(5) at Completion), the Consideration for the said sale shall comprise of the aggregate of:
(1)	US$9,750,000; plus

(2)	US$750,000; which amount it is hereby acknowledged and agreed has, or will, be discharged as follows:
a)	US$250,000 having already been paid by the Purchaser to the Vendor prior to the signing of this Agreement (and the Vendor hereby acknowledges receipt of such amount);

b)	US$250,000 to be paid by the Purchaser to the Vendor by wire transfer on 31 March

2006; and
c)	US$250,000 to be paid by the Purchaser subject to and in accordance with clauses 2.6.2 and 2.6.3 on Completion.
(3)	Less the Inventory Shortfall Amount (if any) or plus the Inventory Excess Amount (if any).
2.6.2.	Restructuring Escrow: The Consideration payable by the Purchaser to the Vendor at Completion pursuant to clause 2.6.1 shall be paid subject to the following:
(1)	to the extent that the Restructuring Plan is Fully Complete at the Target Date (and subject to clause 2.6.3 and all preconditions to Completion having been either satisfied or waived by the Purchaser) Completion shall take place on the Target Date without any deduction of the Restructuring Escrow Amount from the Consideration and the Purchaser shall pay to the Vendor the sums referred to at clauses 2.6.1(1) and 2.6.1(2)(c) less any deductions referred to in clause 2.6.1(3) and adjustments provided for in clause 2.6.3.

(2)	To the extent that the Restructuring Plan is Substantially Complete but not Fully Complete on the Target Date (and subject to clause 2.6.3 and all preconditions to Completion having been either satisfied or waived by the Purchaser), Completion shall take place on the Target Date and:
(i)	The sum of US$250,000 otherwise payable to the Vendor on Completion pursuant to clause 2.6.1(2)(c) shall be withheld by the Purchaser to form part of the Restructuring Escrow Amount and shall be paid by the Purchaser into the Restructuring Escrow Account at Completion; and

(ii)	Step 22 of the Restructuring Plan shall be implemented in full by the Vendor as soon as is practicable after Completion in accordance with the TSA.

(iii)	To the extent that on or before the Restructuring Escrow Date the Restructuring Plan is Fully Complete, the Restructuring Escrow Amount shall be released from the Restructuring Escrow Account to the Vendor.

(iv)	To the extent that on the Restructuring Escrow Date the Restructuring Plan is not Fully Complete, the Restructuring Escrow Amount shall be released from the Restructuring Escrow Account to the Purchaser.
(3)	To the extent that the Restructuring Plan is not Substantially Complete on the Target Date (and subject to clause 2.6.3 and all preconditions to Completion having been either satisfied or waived by the Purchaser), Completion shall take place on the Long Stop Date and:
(i)	The sum of US$250,000 (the First Restructuring Escrow Amount) otherwise payable to the Vendor on Completion pursuant to clause 2.6.1(2)(c) shall be withheld by the Purchaser to form part of the Restructuring Escrow Amount and shall be paid by the Purchaser into the Restructuring Escrow Account at Completion; and

(ii)	The sum of US$500,000 (the Second Restructuring Escrow Amount) shall be deducted from the element of the Consideration referred to at clause 2.6.1(1) and paid by the Purchaser into the Restructuring Escrow Account at Completion; and

(iii)	the steps of the Restructuring Plan which on the Long Stop Date remain unimplemented shall be implemented in full by the Vendor as soon as is practicable after Completion in accordance with the TSA.

(iv)	To the extent that on or before the Restructuring Escrow Date the Restructuring

Plan is Substantially Complete but not Fully Complete, the US$500,000 shall be released from the Restructuring Escrow Account to the Vendor.
(v)	To the extent that on or before the Restructuring Escrow Date the Restructuring Plan is Fully Complete, US$750,000 shall be released from the Restructuring Escrow Account to the Vendor.

(vi)	To the extent that on the Restructuring Escrow Date the Restructuring Plan is Substantially Complete but not Fully Complete, US$250,000 shall be released from the Restructuring Escrow Account to the Purchaser.

(vii)	To the extent that on the Restructuring Escrow Date the Restructuring Plan is not Substantially Complete, US$750,000 shall be released from the Restructuring Escrow Account to the Purchaser.
(4)	The Vendor shall procure that in its implementation of the Restructuring Plan the physical transfer of all Assets and the relocation of all Employees and Additional Employees (if any) from the Vendor’s Carrigtwohill facility to the Property (i) title to all those Assets which are capable of passing by delivery shall pass by delivery and not pursuant to the terms of this Agreement or of the Property Contract, (ii) all costs, expenses and liabilities associated with the transfer of the Assets and Business located at its Carrigtwohill site to the Property shall be borne exclusively by the Vendor and (iii) all Assets to be transferred from the Vendor’s Carrigtwohill site to the Property shall be delivered and placed on the Property in accordance with the terms of the Restructuring Plan and the reasonable instructions of the Purchaser and subject to immediate release of the Escrow Amounts upon such delivery in accordance with clause 2.6.2(2) or 2.6.2(3) as appropriate.
2.6.3.	OEM Escrow: In addition to any deductions from the Consideration made in accordance with Clause 2.6.2, the Consideration payable by the Purchaser to the Vendor pursuant to clause 2.6.1 shall be subject to the following:
(1)	to the extent that
(i)	the written consent of each respective OEM to the assignment or novation of each OEM Licence from the Vendor to the Purchaser together with Deeds of Assignment or Novation of each OEM Licence duly executed by the Vendor and (in the case of a Novation) the OEM or, in the case of licences which were granted by OEMs to the Vendor which on the Completion Date are expired, a new original equipment manufacturer’s licence between the Purchaser and the OEM(s) concerned on terms identical as to scope and price and substantially the same to other terms and conditions as the expired licence granted by that OEM to the Vendor; or

(ii)	new original equipment manufacturer’s licences between the Purchaser and each OEM on terms identical as to scope and price and substantially the same as to the other terms and conditions of the existing OEM Licences or (in the case of licences which were granted by the OEMs to the Vendor which on the Completion Date are expired) of the expired OEM licences , duly executed by each respective OEM or, in lieu thereof, the written consent of each respective OEM to the grant of new original equipment manufacturer’s licences to the Purchaser on terms identical as to scope and price and substantially the same as to the other terms and conditions to the existing OEM Licences are delivered by the Vendor to the Purchaser on the Target Date (and subject to clause 2.6.2 and all other preconditions to Completion having been either satisfied or waived by the Purchaser) Completion shall take place on the Target Date without any deduction of the OEM Escrow Amount from the Consideration and the Purchaser shall pay to the Vendor the sums referred to at clauses 2.6.1(1) and 2.6.1(2)(c) less any deductions referred to at clause 2.6.1(3) and adjustments provided for in Clause 2.6.2

(2)	To the extent that the Vendor has not delivered to the Purchaser the items referred to at clauses 2.6.3(1)(i) or (ii) (New OEM Licences) on or before the Target Date the Purchaser shall have the option, but not the obligation to terminate this Agreement by written notice to the Vendor. In the event that the Purchaser waives its right to terminate this Agreement pursuant to this clause 2.6.3(2), (and all other preconditions to Completion have been either satisfied or waived by the Purchaser) Completion shall take place on the Target Date and:
(i)	all or part of US$1,000,000 (as determined by the table set out at Schedule 19) (the OEM Escrow Amount) shall be deducted from the element of the Consideration referred to at clause 2.6.1(1) and paid by the Purchaser into the OEM Escrow Account at Completion; and

(ii)	where New OEM Licences have not been delivered by the Vendor to the Purchaser at Completion in accordance with clause 2.6.3(1), the Covenantors shall deliver New OEM Licences (in respect of each OEM from whom the Vendor has not secured a New OEM Licence by Completion) to the Purchaser as soon as practicable after Completion.
(3)	To the extent that on or before the OEM Escrow Date additional New OEM Licences (in respect of each OEM from whom the Vendor has not secured a New OEM Licence by Completion) are delivered by the Covenantors to the Purchaser on terms acceptable to the Purchaser in its reasonable discretion, additional sum(s) (as set out in Schedule 19) shall be released from the OEM Escrow Account to the Vendor.

(4)	To the extent that on the OEM Escrow Date a sum remains in the OEM Escrow Account and all payments due to be made to the Vendor pursuant to clause 2.6.3(3) have been discharged, such sum shall be released from the OEM Escrow Account to the Purchaser.
2.6.4.	On or prior to Completion, the Vendor and the Purchaser shall open two joint deposit accounts, namely the Restructuring Escrow Account and the OEM Escrow Account, in the joint names of the Vendor’s Solicitor and the Purchaser’s Solicitors.

2.6.5.	Payment to either the Vendor or the Purchaser from the Escrow Accounts under this clause 2.6 shall include such proportion of interest accrued in the Escrow Accounts as equals the same proportion of principal paid from the Escrow Accounts to the Purchaser and/or the Vendor as the case may be.
2.7.	Purchase of all the Assets: The Purchaser will not be obliged to complete the purchase of any of the Assets unless the purchase of all of the Assets is completed simultaneously.

2.8.	Value Added Tax (VAT):
2.8.1.	The parties intend that the completion of the sale of the Business and Assets under this Agreement shall constitute a sale of a business and shall use their best endeavours to ensure that by virtue of the provisions of sections 3(5)(b)(iii) and s.5(8) of the VAT Act 1972 (as amended) no VAT will be chargeable in respect of the sale and purchase of the Assets hereby agreed to be made.

2.8.2.	Notwithstanding clause 2.8.1, if VAT is properly chargeable in respect of the sale and purchase of the Business and Assets the Vendor shall deliver to the Purchaser a VAT invoice prepared in accordance with relevant VAT legislation. On receipt of this VAT invoice the Purchaser shall pay to the Vendor the amount of VAT properly arising in respect of the sale and purchase of the Business and Assets. If the Purchaser disagrees with the determination of the Vendor it may within 10 days of receipt of the invoice from the Vendor, give written notice to the Vendor that it requires the Vendor to obtain a ruling from the Revenue Commissioners. The Vendor shall immediately request the Revenue Commissioners to undertake that review and issue that ruling subject to the Purchaser indemnifying the Vendor against any reasonable costs and expenses that the Vendor may incur by taking any action which is requested by the Purchaser. In any case where a ruling cannot be obtained from the Revenue Commissioners without the Vendor being obliged by the Revenue Commissioners to account for the VAT referred to in this clause 2.8.2, the Purchaser shall also pay, 3 business days prior to the date on which the payment of such VAT by the Vendor to the Revenue Commissioners falls due, to the Vendor an amount equal to that VAT (against delivery by the Vendor of an appropriate Tax invoice for VAT purposes).

2.8.3.	If the Revenue Commissioners issue an opinion that VAT is chargeable in respect of the sale of the Business and Assets, the Vendor shall deliver to the Purchaser a VAT invoice prepared in accordance with relevant VAT legislation. On receipt of this VAT invoice the Purchaser shall pay to the Vendor the amount of VAT determined by the Revenue Commissioners to be arising in respect of the sale and purchase of the Assets.

2.8.4.	If following the payment of any amount of VAT by the Purchaser in respect of the sale and purchase of the Assets it is established that VAT was incorrectly chargeable and the Vendor has not already accounted for such VAT to the Revenue Commissioners, the Vendor shall pay to the Purchaser the amount of any VAT incorrectly charged and in a case where the Vendor has already accounted for such VAT to the Revenue Commissioners, then the Vendor shall, subject to being indemnified by the Purchaser against any reasonable costs and expenses that may arise, apply to the Revenue Commissioners forthwith for a refund of such VAT and take all reasonable steps to recover such a refund and will then pay to the Purchaser any refund recovered from the Revenue Commissioners.

2.8.5.	The Purchaser warrants to the Vendor that it is at the date of this Agreement a taxable person as defined in the VAT Act, 1972 (as amended) and that it would be entitled to deduct all VAT that would have been chargeable on the transfer but for the operation of clause 2.8.1 above.
2.9.	Liabilities up to Completion: The Vendor shall be solely responsible for the Liabilities, shall duly and punctually pay and discharge the Liabilities and hereby indemnifies the Purchaser from and against them.

3.	COMPLETION AND CONDITIONS

3.1.	Completion: Subject to clauses 2.6 and 3.2, Completion shall take place on 20 April 2006 (the Target Date) at the offices of the Purchaser’s Solicitors;

3.2.	Completion Conditions: Completion of this Agreement will take place conditionally upon:
3.2.1.	the grant to the Purchaser of all material regulatory licences and approvals required to carry on the Business as listed in Schedule 8 on terms acceptable to the Purchaser in its reasonable discretion;

3.2.2.	the receipt by the Purchaser on or before the Target Date, of written confirmation on terms satisfactory to the Purchaser, in its reasonable discretion, from the OEMs that the OEMs have no objection to the acquisition of the Business by the Purchaser, as successor to the Vendor, utilising the benefit of the OEM Licences;

3.2.3.	there not having arisen a Material Adverse Event;

3.2.4.	no government or governmental or supranational or state agency or regulatory body or court or any person or organisation in any jurisdiction having, on or prior to Completion:-
(i)	instituted any action, suit or investigation to restrain, prohibit or otherwise challenge or materially interfere with the transactions contemplated by this Agreement or any part thereof;

(ii)	propose or enacted any statute or regulation or rule or given any ruling or judgement that would prohibit, materially restrict or materially delay implementation of such transactions or any part thereof or the carrying on of the Business.

3.3.	Fulfilment of Conditions:
3.3.1.	The Vendor and the Purchaser shall use all reasonable endeavours to ensure that the aforementioned Conditions set out in clause 3.2 above are fulfilled prior to the Target Date and remain fulfilled up to and including Completion but the Purchaser shall be entitled to waive compliance with any of the provisions of clause 3.2 in whole or in part as it sees fit unless the relevant Condition is mandatory pursuant to applicable laws.

3.3.2.	If at any time the Vendor or the Purchaser becomes aware of a fact or circumstance that might prevent any of the Conditions being satisfied, it shall promptly inform all other parties to this Agreement.
3.4.	Non-fulfilment of Conditions and Material Adverse Event
3.4.1.	If the Conditions are not fulfilled, or if any Condition does not continue to be fulfilled, by the Target Date, the Purchaser may at any time prior to the fulfilment of the Conditions:
(1)	proceed to Completion to the extent reasonably practicable (but in this case, completion of the purchase of some of the Assets will not affect the Purchaser’s rights in relation to the others or its other rights under this Agreement);

(2)	without prejudice to any of the Purchaser’s rights to terminate this Agreement, defer Completion [on the basis that the Restructuring Plan is not substantially complete] to a date not later than the Long Stop Date (or subject to agreement by the parties, after any later date to which Completion was previously deferred) selected by the Purchaser, in which case the provisions of this clause 3.4 will apply to Completion as deferred; or

(3)	terminate this Agreement by notice to the Vendor. Such termination will not prejudice the Purchaser’s other remedies in respect of any breach of the Vendor’s obligations under clause 3.2 or clause 3.3 or any of the Purchaser’s other rights and remedies under this Agreement.
3.4.2.	If the Completion has not occurred on or before the Long Stop Date, this Agreement shall terminate immediately the day after the Long Stop Date.

3.4.3.	Upon the occurrence of a Material Adverse Event which is not capable of remedy or which, if capable of remedy, is not so remedied within 14 days of its occurrence or by Completion, (whichever is earlier), the Purchaser shall have the option, but not the obligation, to immediately terminate this Agreement by written notice to the Vendor at its absolute discretion.

3.4.4.	If at Completion the Vendor has been injuncted by a competent authority from completing the sale of the Business and Assets to the Purchaser any party shall be entitled, to terminate this Agreement by written notice to other parties.
3.5.	Superior Acquisition Proposal
3.5.1.	The Covenantors shall be entitled to terminate this Agreement by Notice to the Purchaser if:-
(i)	a Superior Acquisition Proposal is made and has not been withdrawn; and

(ii)	the Board of Directors of the Guarantor concludes in good faith and business judgment, that, in light of such Superior Acquisition Proposal, the termination of this Agreement is required in order for the Board of Directors of the Guarantor to comply with its fiduciary obligations to the Guarantor and/or the Guarantor’s shareholders under the laws of the State of Ohio;
and in the event of such termination, each party’s further rights and obligations will cease immediately on termination, but termination will not affect a party’s accrued rights and/or obligations at the date of termination, and the provisions in clause 8.1 (Announcements), clause 8.2 (Confidentiality), clause 8.5 (Whole Agreement), clause 8.7 (Remedies Cumulative), clause 8.10 (Notices), cause 8.13 (Governing Law) and clause 8.14 (Jurisdiction) will continue in full force and effect, notwithstanding termination of the Agreement pursuant to this clause 3.5.
3.5.2.	In the event of the Covenantors electing to terminate this Agreement pursuant to this Clause 3.5, the Covenantors shall not be deemed to be in breach of their obligations pursuant to this Agreement and the Covenantors shall within 14 days of such date pay to the Purchaser the SAP Break Fee.
3.6.	The provisions in clause 8.1 (Announcements), clause 8.2 (Confidentiality), clause 8.5 (Whole Agreement), clause 8.7 (Remedies Cumulative) clause 8.10 (Notices), clause 8.13 (Governing Law) and clause 8.14 (Jurisdiction) will continue in full force and effect notwithstanding termination of the Agreement pursuant to this clause 3.
3.6.1.	Completion Deliverables: Upon Completion the Covenantors shall deliver to the Purchaser:
(1)	Subject to clause 4.2, novations or assignments of the Business Contracts and/or the grant of new contracts to the Purchaser from all counterparties to Business Contracts including the customers listed in Schedule 14 together with (in the case of assignments) the written consent of the Business Contract counterparty concerned to the assignment of the Business Contract together with a deed of assignment duly executed by the Vendor and (in the case of a novation) a novation agreement duly executed by the Vendor and the Business Contract counterparty in both cases on terms acceptable to the Purchaser in its reasonable discretion or, in lieu of the foregoing, the written agreement of the relevant Business Contract counterparty to grant a new Business Contract to the Purchaser on terms identical as to scope and price and substantially the same as to the other terms and conditions to the existing Business Contract or (where no such written contract exists between the Vendor and the other party) on terms acceptable to the Purchaser in its reasonable discretion.

(2)	the Patent Assignment and Licence set out in Schedule 16 duly executed by SIFCO Research and Development Limited and the Covenantors;

(3)	a Deed of Release from Bank of Ireland in respect of the charge created over the Property created pursuant to the Debt Purchase Facility between the Vendor and the Governor and Company of the Bank of Ireland trading as Bank of Ireland Finance;

(4)	a letter from the Bank of Ireland addressed to the Purchaser confirming that the Bank of Ireland have no interest in any of the Assets or the Business transferring from the Vendor to the Purchaser pursuant to the Agreement;

(5)	a Tax Clearance Certificate pursuant to Section 980 TCA;

(6)	the TSA in an Agreed Form duly executed by the Covenantors;

(7)	a Long Term Services Agreement between the Vendor and the Purchaser which is to be agreed by both parties between the date of this Agreement and Completion which will deal with, inter alia, the basis on which the Vendor will provide LPPs and platinum coating services to the Purchaser. For the avoidance of doubt the Long Term Services Agreement shall provide for the provision of Services by the Vendor to the Purchaser
i.	for a period of a least 5 years or for a period of four months after either (i) the Vendor ceases to own or (ii) advises the Purchaser of its intention to cease to operate the Excluded Business in each case, if less than 5 years;

ii.	at market rates;

iii.	in a prompt manner which enables the Purchaser to carry on the Business and serve the needs of its customers in a timely and efficient manner; and
(8)	The Escrow Agreement set out in Schedule 21 duly executed by the Vendor and the Vendor’s Solicitors.

(9)	A legal opinion addressed to the Purchaser from Squire Sanders and Dempsey LLP in the form described in Schedule 23.
3.6.2.	Covenants: The Covenantors hereby covenant and warrant to the Purchaser as follows and hereby fully and effectually indemnify and agree to keep the Purchaser fully and effectually indemnified against all loss and damages suffered or incurred (whether directly or indirectly) as a result of any breach of any such covenant or warranty:
(1)	the Purchaser has carried out all the works on the Property on the terms recommended by the phase I environmental survey of the Property by OCM Consultants together with works relating to (i) the diversion and connection of the discharge point for treated waste water from the onsite wastewater treatment plant to the foul sewer located on the Property; (ii) the diversion of the discharge of wash water from the peen room and cooling water to the foul sewer located on the Property; (iii) the sealing of storm water inspection chambers in the general storage area, services yard and chemical stripping area of the Property; and (iv) the lawful excavation and disposal of all contaminated materials in the external storage yard and soakway. Enterprise Ireland and the Industrial Development Authority has provided its consent to the transfer of the Business and Assets of the Vendor to the Purchaser in accordance with the terms of this Agreement and has confirmed that all transferring assets forming part of the Business or the Assets are not subject to any Encumbrance as a result of the terms of the various Grant Agreements or any other agreement entered into by the Vendor and Enterprise Ireland or the Industrial Development Authority;

(2)	the sale and purchase of the Assets pursuant to this Agreement does not require to be notified to the Competition Authority pursuant to either Section 18(1) or Section 18(3) of the Competition Act.

(3)	The Vendor has discharged (or will discharge) in the ordinary course and in accordance with past practice all sums owed by it in respect of all goods and services received by the Vendor prior to Completion but in respect of which at the Date of Completion the Vendor has not been invoiced or has not discharged payment.

(4)	The Covenantors hereby covenant that between the date of this Agreement and Completion, they shall allow the Purchaser conduct a physical inventory inspection to confirm the value of Finished Products, Partly Finished Products and Assets at Completion.

(5)	To the extent that the Restructuring Plan is not Fully Complete at Completion, the Covenantors hereby covenant to the Purchaser to Fully Complete the Restructuring Plan as soon as is practicable after Completion in accordance with the terms of the TSA.

(6)	The charge in favour of the Governor and Company of the Bank of Ireland referred to at clause 3.6.1(3) has been released and the Assets are free from Encumbrances.
3.7.	Conduct of Business
Pending Completion:
3.7.1.	the Covenantors covenant in the manner set out in Schedule 11;

3.7.2.	the Covenantors shall notify the Purchaser immediately if any one or more of them becomes aware of a fact or circumstance which constitutes or which would constitute or could reasonably constitute a breach of covenant set out in Schedule 11;

3.7.3.	the Covenantors shall consult the Purchaser and keep the Purchaser informed and involved, with respect to all material matters relating to the Business and all requests and representations made by the Vendor or its agents to OEMs, customers or regulators of the Vendor; and

3.7.4.	The Purchaser covenants and undertakes to the Vendor that it shall use all reasonable efforts to assist the Vendor in obtaining the benefit of those licenses, approvals and regulatory consents including the benefit of those licenses listed in Schedule 7 and shall make appropriate personnel available to the Vendor for such purpose.

3.7.5.	The Purchaser shall be entitled to appoint an observer to consult with the Vendor and attend at the Vendor’s premises between the date of this Agreement and Completion to observe the restructuring as contemplated by the Restructuring Plan and to ensure compliance with the provisions of the Restructuring Plan and the covenants set out in Schedule 11.
3.8.	Breach Before Completion

If, at any time before Completion, the Purchaser considers in its reasonable opinion that the Conditions are not fulfilled by Completion or the Purchaser elects to terminate the Agreement pursuant to clauses 3.4 (other than pursuant to clause 3.4.4) or pursuant to any other provision of this Agreement, or if any of the Covenantors give a notice pursuant to clause 3.5 above, the Purchaser may terminate this Agreement with immediate effect by written notice to the Vendor at any time before Completion.

3.9.	Consequence of Breach

If the Purchaser elects to terminate this Agreement pursuant to clause 3.8 as a consequence of any act of wilful breach or fraud on the part of any Covenantor the Covenantors shall pay to the Purchaser a sum equal to US$500,000 within 14 days of such written notice and any case where clause 3.8 applies each party’s further rights and obligations will cease immediately on termination but termination will not affect a party’s accrued rights and/or obligations at the date of termination, and the provisions in clause 8.1 (Announcements), clause 8.2 (Confidentiality), clause 8.5 (Whole Agreement), clause 8.7 (Remedies Cumulative), clause 8.10 (Notices), clause 8.13 (Governing Law) and clause 8.14 (Jurisdiction) will continue in full force and effect notwithstanding termination of the Agreement pursuant to clause 3.7.

3.10.	Actions at Completion: Upon Completion:
3.10.1.	possession of the Assets shall, as far as practical, be given and, where required, assigned to the Purchaser however for the avoidance of doubt title to all those Assets which are capable of passing by delivery shall pass by delivery and not pursuant to the terms of this Agreement or the Property Contract.

3.10.2.	title in the Assets shall pass to the Purchaser on the Completion Date. From the Completion Date, the Vendor shall hold the Assets (including any Asset which is subject to a consent requirement pursuant to clause 4.2) in trust for the Purchaser, absolutely until they have been delivered, formally transferred or assigned to the Purchaser pursuant to the terms of the Agreement, and shall act in accordance with the Purchaser’s instructions in respect of any Asset which it so holds as trustee;

3.10.3.	the Vendor and the Purchaser shall comply with the terms of clause 5 (in relation to the Employees and the Additional Employees); and

3.10.4.	the Purchaser shall be registered in Ireland for employer’s PRSI, PAYE, VAT and corporation tax.
3.11.	Payments at Completion
3.11.1.	Subject to clauses 2.6, 2.7 and 3.11.2 and due compliance by the Covenantors with Schedule 11, the Purchaser shall on Completion pay to the Vendor the Consideration (less the Restructuring Escrow Amount (if any), the OEM Escrow Amount (if any) and the Inventory Shortfall Amount (if any) plus the Inventory Excess Amount (if any)) by way of wire transfer to a bank account designated by the Vendor and notified to the Purchaser less withholding tax if the requirement to produce any certificate required under Section 980 of the TCA is not fulfilled by the Vendor.

3.11.2.	The Purchaser shall on Completion pay to the Governor and Company of the Bank of Ireland the Bank of Ireland Charge Redemption Amount by way of wire transfer.
3.12.	Payments after Completion
3.12.1.	The Purchaser shall be responsible for the payment of the Stamp Duty Liability.
4.	ALLOCATION OF CONSIDERATION

4.1.	Valuation of the Assets: The value attributed by the Vendor and the Purchaser to the Assets as at Completion is as follows:

As described
in clause:	US$
2.1.1 (goodwill)	10
2.1.2 (property)	4,500,000
2.1.3 (plant, machinery)	1,360,000
2.1.4 (Information)	10
2.1.5 (Intellectual Property Rights)	2,569,950
2.1.6 (materials, stock etc)	1,320,000
2.1.7 (contracts)	10
2.1.8 (business contracts)	10
2.1.9 (licences)	10
2.1.10 (other property)	10

9,750,000

4.2.	Business Contracts
4.2.1.	Subject to clause 4.2.5 below with effect from Completion, the Vendor at the option of the Purchaser, shall in respect of each contract and/or any or all of the Vendor’s other pending contracts, engagements and orders in connection with the Business:-
(a)	assign (or procure the assignment) of the contract in question to the Purchaser or its nominee(s);

(b)	procure the novation of the Business Contract in question so that the Purchaser or its nominee(s) will become party to the relevant contract in place of the Vendor; and/or

(c)	obtain the consent or waiver to the event of default or to the termination of the contract in question, in each case on such reasonable terms as may be acceptable to the Purchaser.
4.2.2.	For the avoidance of doubt, where any contract is assigned or novated as contemplated by clause 4.2.1 above, the Purchaser shall assume all the obligations and become entitled to all the benefits of the Vendor under any such contract to the extent such obligations and benefits relate to the Business.

4.2.3.	Without prejudice to the Purchaser’s rights under clause 3, in the event that an assignment/novation of any contract as contemplated by clause 4.2.1 above, is not obtained (as a result of the failure to secure relevant third party consent or otherwise) prior to or at the Completion Date, the Vendor, at the option of the Purchaser, shall either:-

(a)	immediately terminate at the Vendor’s own cost and expense the contract in question to the extent that it can contractually and legally do so; or

(b)	take all reasonable steps at the Vendor’s own cost and expense to procure the contract in question is novated/assigned on such reasonable terms acceptable to the Purchaser as soon as possible after the Completion Date to include using all reasonable endeavours to obtain all necessary consents for the assignment of the same or to arrange the novation thereof.
4.2.4.	Further to clause 4.2.3(b) above, unless or until the contract in question has been novated or assigned or any event of default/termination provision waived, the Vendor following Completion, at the Purchaser’s option, shall either:-
(a)	unless contractually prevented from so doing, sub-contract the relevant contract to the Purchaser on the same terms and for the same remuneration that applied to that contract; or

(b)	act in connection with the relevant contract in all respects as the Purchaser may reasonably direct from time to time (subject to the Purchaser indemnifying the Vendor against any claim arising in respect of such performance with the Purchaser providing to the Vendor all necessary resources for such performance), so that (without prejudice to the generality of the foregoing) the Purchaser shall perform the obligations and liabilities arising under the relevant contract in question insofar as any such obligation or liability arises after Completion (provided that no such obligation or liability is in respect of any breach of the relevant contract by the Vendor prior to Completion) and the full benefit of all contractual rights, benefits and claims hereunder whether arising before or after Completion shall vest in and be held on trust by the Vendor for the Purchaser absolutely provided that if such holding in trust of the relevant contract constitutes a breach of any such relevant contract (and subject to the Vendor indemnifying the Purchaser against any claim, costs, demands and liabilities arising in respect of such breach), the Vendor and the Purchaser shall make such other arrangements between themselves to ensure the economic benefit and arrangement of such contract shall be available to the Purchaser.

4.2.5.	For the avoidance of doubt, the provisions of this clause 4.2. will not apply to the transfer or grant of original equipment manufacturing (OEM) licences to the Purchaser from the engine manufacturers listed in Schedule 7.
5.	EMPLOYEES

5.1.	Safeguarding of Employees’ Rights: The Vendor and the Purchaser shall discharge all their obligations (if any) arising under or by virtue of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003 (Employment Regulations).

5.2.	Evidence and Information: The Vendor shall both before and after Completion furnish to the Purchaser such evidence and information as the Purchaser may from time to time reasonably require in relation to the discharge by the Vendor of the Vendor’s said obligations together with such other information as the Purchaser may from time to time require in relation to the intentions, proposals and actions of the Vendor in connection with contracts of employment, employment relationships or collective agreements and any other matters in connection therewith. Each of the Vendor and the Purchaser will provide the other with such information as they may request in order to allow them to perform their obligations under the Employment Regulations.

5.3.	Pre Completion Liability & Indemnity: The Vendor shall perform and shall be fully liable and responsible for all obligations and liabilities whatsoever pertaining to matters arising (i) prior to Completion in relation to the Employees or any other person who is or has been or purports to be or have been employed in the Business or by virtue of or in connection with contracts of employment, employment relationships and/or collective agreements in existence at any time prior to Completion, and (ii) at any time prior to the formal transfer of Additional Employees to the employment of the Purchaser in relation to the Additional Employees (if any) (whether discovered before or after Completion) including, without limitation, under any applicable statute and the Covenantors hereby fully and effectually indemnify and agree to keep the Purchaser fully and effectually indemnified against all judgments, claims, decrees, prosecutions, orders, awards, damages, costs, liabilities and expenses howsoever arising (including, without limitation costs, payments and expenses of any reasonable settlement entered into by the Purchaser) under or by virtue thereof. In the event that any claim, arising from circumstances prior to Completion (or, the case of Additional Employees (if any), circumstances arising prior to the formal transfer of such Additional Employees to the employment of the Purchaser), is made against the Purchaser or any affiliate of the Purchaser, the Vendor shall furnish to the Purchaser such evidence and information as the Purchaser may require to defend those claims and the Purchaser (or the affiliate of the Purchaser as the case may be) shall have the option (at its sole discretion) of whether to have the conduct of any such claim.

5.4.	Purchaser Indemnity: Strictly subject to and without limiting the Vendor’s indemnity under Clause 5.5, the Purchaser shall indemnify and keep the Vendor indemnified against all costs, claims, losses, liabilities and expenses whatsoever arising out of or in connection with:
5.4.1.	any claim (statutory, contractual or otherwise) made by or on behalf of any Employee which relates to his or her employment by the Purchaser after the Completion Date or any claim (statutory, contractual or otherwise) made by or on behalf of any Additional Employee which relates to his or her employment by the Purchaser after the date such Additional Employee formally transfers to the employment of the Purchaser respectively;

5.4.2.	the employment or termination of employment of any Employee after the Completion Date or the employment or termination of employment of any Additional Employee after the date any Additional Employee formally transfers to the employment of the Purchaser; or

5.4.3.	subject to clause 5.5.3, any substantial and detrimental change in the working conditions or remuneration of any Employee after the Completion Date or any substantial and detrimental change in the working conditions or remuneration of any Additional Employee after the date such Additional Employee formally transfers to the employment of the Purchaser.
5.5.	Transfer of Employees:
5.5.1.	The Vendor shall prior to Completion comply where appropriate with sections 9(2) and 20 of the Redundancy Payments Act, 1967 and shall facilitate the Purchaser in this regard so that continuity, where appropriate, is maintained.

5.5.2.	The Vendor shall indemnify the Purchaser and keep the Purchaser indemnified on demand against any and all actions, proceedings, liabilities, claims, damages, awards or reasonable costs and expenses arising from a claim made against the Purchaser or any affiliate of the Purchaser arising from the failure of the Vendor to comply with its obligations under this Clause 5

5.5.3.	The Vendor shall indemnify the Purchaser and keep the Purchaser indemnified on demand against any and all actions, proceedings, liabilities, claims, damages, awards or costs and expenses (including for the avoidance of doubt, future employment costs) arising from a claim made against the Purchaser or any affiliate of the Purchaser by or on behalf of any employee or any person who has been, or purports to be or have been employed in the Business other than the Employees and the Additional Employees of the Business for the purpose of the Employment Regulations.

5.5.4.	The Vendor and the Purchaser shall agree what employees constitute the Employees and the Additional Employees and the Purchaser shall be entitled, between the date of this Agreement and Completion, to interview any staff and shop floor supervisor employees of the Vendor in order to determine if such employees of the Vendor will form part of the Employees and the Additional Employees. The Purchaser shall notify the Vendor in writing of the dates and times of such interviews and the Vendor shall be entitled to participate in such interviews. Where the Purchaser reasonably identifies a valid business reason, the Purchaser shall prior to Completion be entitled to reject the Vendor’s identification of any employee as an Employee or Additional Employee and the Employees as identified in Schedule 2 shall be amended accordingly

5.6.	Pensions:

5.6.1	The Vendor shall procure that any Employee and any Additional Employee who as at Completion is accruing benefits under or benefiting from contributions to the Pension Schemes shall, in addition to any options on leaving service under the rules of the applicable Scheme, be given the option to elect to retain their accrued benefits (to include those funded by employer contributions) within the applicable Pension Scheme or to transfer their accrued benefits to an alternative scheme or arrangement.

5.6.2	If so required by the Purchaser and subject to any requirement in the governing provisions of the DC Scheme to enter into a deed by which the Purchaser (or a company nominated by it) undertakes to comply with and observe the provisions of the trust deed and rules governing the DC Scheme and to any applicable Revenue requirements, the Vendor shall procure that a company nominated by the Purchaser (which, for the avoidance of doubt, may include the Purchaser) shall be admitted to participation in the DC Scheme in respect of the Employees, the Additional Employees and any other employees engaged in the service of the Business by the nominated company after Completion for a period of up to 3 months following Completion provided that the Purchaser shall ensure that the same benefit levels as apply to the Vendor’s employees who are active members of the DC Scheme shall be maintained by the nominated company in respect of any employees in respect of whom the nominated company participates in the DC Scheme, and the Purchaser shall discharge any and all costs and expenses incurred by the Vendor in complying with this clause.
5.7.	Obligation to Assist: Without prejudice to the other provisions of this clause 5, each of the Vendor and the Purchaser shall, at its own expense, give the other party such assistance as the other party may reasonably require to contest any claim by any person employed in the Business at or prior to Completion resulting from or in connection with this Agreement.

6.	FURTHER OBLIGATIONS OF THE VENDOR/COVENANTORS

6.1.	Capital Allowances:

The Vendor hereby agrees to provide (and the Purchaser shall pay the reasonable costs of the Vendor in so doing) such reasonable assistance and information as the Purchaser may reasonably request in connection with the Purchaser’s claim (if any) for capital allowances in respect of the Assets insofar as the information is available.
6.2.	Restrictions: In further consideration of the Purchaser entering into this Agreement and for the purpose of assuring to the Purchaser the full benefit of the Business and the goodwill associated with it, each of the Covenantors covenants with and undertakes to the Purchaser (as trustee for itself and any successor in title to the Business) that it will not, without the prior written consent of the Purchaser:
6.2.1.	Carry on Business in Competition

at any time during the Restricted Period, carry on or be engaged, employed, concerned or interested in carrying on or assisting in any business that competes directly with the Business in any way within the Restricted Area, whether as principal, shareholder or in any other capacity on its own behalf or in conjunction with or on behalf of any other person, but this restriction will not apply to the mere holding of up to 5% of a class of securities which are traded on a recognised securities market;

6.2.2.	Employees

at any time during the Restricted Period, canvass, solicit, or entice away from the Purchaser (or any successor in title to the Business) any officer, employee or consultant (who was in such a position at the date of this Agreement) whether or not that person would commit a breach of his contract of employment or consultancy by reason of leaving service (although any officer or employee will be entitled to respond to a public advertisement of employment);

6.2.3.	Customers

at any time during the Restricted Period, canvass, solicit, approach or entice away from the Purchaser (or any successor in title to the Business) any person who was a customer of the Business within 24 months before Completion save and except that, for the avoidance of doubt, it is acknowledged that this restriction will not apply to any customer of the Excluded Business or the Small Aerospace Business in relation to any matter solely concerning the Excluded Business or the Small Aerospace Business.

6.2.4.	Suppliers

at any time during the Restricted Period, canvass, solicit, approach or entice away from the Purchaser (or any successor in title to the Business) any person who supplied goods or services to the Business within 24 months before Completion or interfere or seek to interfere or take steps which may interfere with supplies to the Purchaser (or any successor in title to the Business) or the terms of business relating to such supplies save and except that, for the avoidance of doubt, it is acknowledged that this restriction will not apply to any supplier of the Excluded Business or the Small Aerospace Business in relation to any matter solely concerning the Excluded Business or the Small Aerospace Business.

6.2.5.	Intellectual Property

at any time after Completion, directly or indirectly use or attempt to use in the course of any business or otherwise on its own account or in connection with or on behalf of any person,
(1)	any Intellectual Property included in the Assets; or

(2)	any name used in connection with the Business or any other name, part of a name, combination or abbreviation which is likely to be confused with such names (whether or not such name, part of a name, combination or abbreviation is used in conjunction with any other name, place or description) other than as contemplated by the Deed of Assignment and Licence contained in Schedule 16; and
6.2.6.	Association with the Business

at any time after Completion in the course of carrying on any trade or business or for the purpose of obtaining or retaining any business or custom claim, represent or otherwise indicate any present association with the Business.
6.3.	Extension of Covenant

Each Covenantor shall procure that no person owned or controlled directly or indirectly by it (whether alone or together with one or more other Covenantor) will act in such a way as would be a contravention of the obligations contained in this clause 6 if any Covenantor were so to act.
6.4.	Modification

Whilst the restrictions in clause 6 are considered by the parties to be reasonable and indispensable in all the circumstances as at the date of this Agreement, it is acknowledged that restrictions of that nature may be void because of changed circumstances or other unforeseen reasons; therefore, if any restrictions are held to be or are reasonably likely to be held (in the opinion of Purchaser) void by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced, those restrictions will apply with the modifications necessary to make them valid and effective, and those modifications will not affect the validity of any other restrictions in this Agreement.
7.	WARRANTIES

7.1.	Warranties
7.1.1.	The Covenantors warrant and represent to the Purchaser that each of the Warranties is true, accurate and not misleading subject only to any exceptions fairly disclosed in the Disclosure Letter and any matter expressly provided for in this Agreement. In this Agreement fairly disclosed means disclosed in such a manner and in such detail as to enable a reasonable purchaser to make an informed and proper assessment of the matter concerned.

7.1.2.	The Covenantors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties.

7.1.3.	Each of the Warranties is separate and independent and is not limited by reference to any other paragraph of Schedule 1 or by anything in this Agreement (other than the provisions of this clause 7).

7.1.4.	None of the Warranties will be deemed in any way to be modified or discharged by reason of any investigation or enquiry made, or to be made, by or on behalf of the Purchaser, and no information of which the Purchaser has knowledge (actual or constructive), other than by reason of it being fairly disclosed in the Disclosure Letter, will prejudice any claim which the Purchaser may be entitled to bring or will operate to reduce any amount recoverable by the Purchaser under this Agreement.
7.2.	Warranties Repeated

The Covenantors further warrant and represent to and undertake with the Purchaser that each of the Warranties will be true and not misleading and will have been complied with in all respects as if entered into afresh at Completion. For this purpose, where there is an express or implied reference in a Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the date of Completion.
7.3.	Deductions and Withholdings
7.3.1.	All sums payable by the Covenantors under this Agreement shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by law. In the event of there being any such deduction or withholding or in the event that the Purchaser incurs any liability to Tax as a result of or by reference to the receipt of any payment made under this Agreement, the Covenantors shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Purchaser (after Tax) will equal the full amount which would have been received and retained by it had not such deduction or withholding been made and/or no such liability to Tax been incurred provided that if a payment is made to a person other than the Purchaser this clause shall not apply to the extent that such Tax would not have been payable had the payment been made to the Purchaser.

7.3.2.	Any amount paid by the Covenantors to the Purchasers in respect of any of the provisions of this Agreement, shall be treated as paid to the Purchasers by way of pro-rata reduction in the Consideration payable for the purchase of the Business and the Assets.
7.4.	Limitations

Notwithstanding the provisions of clauses 7.1 to 7.2 and in the absence of fraud, wilful misconduct or wilful concealment of the Vendor, the Covenantors or their agents, advisers, officers or employees the Covenantors will not be liable for any Warranty Claim:
7.4.1.	Time

unless notice of it is given in writing by the Purchaser to the Covenantors setting out brief particulars of the grounds on which the Warranty Claim is based within 3 years of Completion except that the time limit is to be five completion years from the end of the accounting period of the Vendor in which the Completion falls for a claim relating to Tax which accounting period shall end no later than 30th September 2006.

7.4.2.	Aggregate Minimum Claims

unless the aggregate amount of the Covenantors’ claims, (each being in excess of an amount equivalent to or greater than US$10,000) exceeds US$100,000, in which case all such duly notified claims, including claims previously notified, shall accrue against and be recoverable from the Covenantors.

7.4.3.	Cap on Liability

the aggregate liability of the Covenantors liability arising in any way under this Agreement (including any costs suffered or incurred) shall not exceed the Consideration less any sum which is refunded to the Purchaser from either the Restructuring Escrow Account or the OEM Escrow Account.

7.4.4.	Changes in Law

to the extent that it arises or is increased or extended as a result of any of the following occurring after Completion with retrospective effect:
(1)	an increase in rates of Tax;

(2)	a change in the law or in any regulation, requirement or published code of conduct of any relevant agency or regulatory body; or

(3)	any parliamentary statement, or statement by the Revenue Commissioners concerning any change in published Revenue practice but the limitations and exclusions in this clause 7.4 will not apply to any Warranty Claim relating to the Vendor’s title to, or the status or validity of, the Assets.
7.4.5.	Further Limitations:

No liability shall attach to the Covenantors in respect of any Warranty Claim to the extent that:-
(1)	such Warranty Claim relates to a matter which (i) would have entitled the Purchaser to terminate the Agreement pursuant to clause 3.8 had the Purchaser so elected (the Clause 3.8 Termination Right) and (ii) the Purchaser had actual knowledge of the Clause 3.8 Termination Right;

(2)	such Warranty Claim relates to any loss for which the Purchaser exactly recovers under insurance;

(3)	any indirect or consequential damages are suffered by the Business or the Purchaser directly or indirectly in connection with such Warranty or Claim;

(4)	the Warranty Claim arises as a result of any act, carried out after Completion by or on behalf of the Purchaser;

(5)	a voluntary cessation of trading of the Business after Completion; and

(6)	the Warranty Claim arises directly as a result of a breach by the Purchaser of its obligations under this Agreement.
7.5.	No Representation etc.

Information supplied by or on behalf of any Employee in connection with the Warranties or the exceptions, or the information disclosed in the Disclosure Letter or otherwise in relation to the Warranties, the Assets, the Business and affairs of the Vendor, will not constitute a representation, warranty or guarantee as to its accuracy, and the Covenantors hereby assign to the Purchaser any claims which they might otherwise have against any Employee in respect of that information, and undertake not to bring any action or proceedings in relation to it.
7.6.	Guarantee

Subject to the terms, conditions and limitations of this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees the full, prompt and complete performance and discharge by the Vendor of all its obligations and liabilities under this Agreement.
7.7	Conduct of Warranty Claims

7.7.1	In the event of any Warranty Claim by the Purchaser succeeding and any payment being made by the Covenantors pursuant thereto, the Purchaser shall, in so far as it legally can, assign or procure the assignment to or to the order of the Covenantors, all rights of reimbursement, actions and indemnities against third parties in respect of the subject matter of such Warranty Claim (if any).

7.7.2	No person shall be entitled to recover any sum in respect of any Warranty Claim to the extent that damages in respect of the same loss have already been received pursuant to a Warranty Claim related to the same circumstances so that for this purpose, recovery by one shall be deemed to be recovery by all other persons so entitled.

7.7.3	For the avoidance of doubt, nothing in this Agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it.

7.7.4	If any third party claim is made or circumstances arise which it appears to the Purchaser could reasonably give rise to a Warranty Claim:-
(i)	the Purchaser shall as soon as reasonably practicable give written notice to the Covenantors and keep the Covenantors fully informed (subject to any legal duty of confidentiality) of all material developments;

(ii)	the Purchaser shall take such actions as the Covenantors may reasonably request to avoid, dispute, resist, appeal, delay, compromise, settle, defend or mitigate any third party claim which could give rise to a Warranty Claim on the basis that the Purchaser shall be fully indemnified by the Covenantors as to all costs and expenses which it may reasonably incur by reason of such action, and provided that the Purchaser may not be obliged hereunder to do or omit to do any act or thing which in its reasonable opinion will or is likely to result in material damage or to the goodwill of the Business or to the Purchaser’s relationship with the Employees, Additional Employees, suppliers, customers, OEM licensors and regulatory or Taxation authorities; and

(iii)	the Purchaser shall not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to any matter in respect of which a Warranty Claim may arise without the prior written consent of the Covenantors, which consent shall not be unreasonably withheld or delayed save that the Purchaser shall be entitled to make any such admission, agreement, settlement or compromise if in its reasonable opinion it is necessary in order to prevent any material damage to the goodwill of the Business or to the Purchaser’s relationships with the Employees, Additional Employees, suppliers, customers, OEM licensors and regulatory or Taxation authorities occurring.
7.7.5	The Purchaser shall upon receiving reasonable notice, give the Covenantors and their professional advisers reasonable access to the premises and/or personnel of the Business and to any relevant chattels, and (subject to any legal duty of confidentiality) access to documents and records within the power, possession or control of the Purchaser to enable the Covenantors and its professional advisers to examine such chattels, documents and records and take copies or photographs thereof at the Covenantors’ own expense for the purposes of assessing a Warranty Claim.

7.7.6	Save as expressly provided in this Agreement, the Purchaser acknowledges that it has placed no reliance,

and will not at any time hereafter place reliance on any information or representation, whether expressed, implied, written or oral (and whether or not obtained during the negotiation of any aspect of the transactions reflected in this Agreement), relating to the Business other than the Warranties and the provisions of this Agreement.
8.	MISCELLANEOUS PROVISIONS

8.1.	Announcements
8.1.1.	Subject to clause 8.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Agreement or any term or provision of it without the prior written approval of the other parties to this Agreement.

8.1.2.	Clause 8.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the Vendor, in the case of disclosure by the Purchaser, and the Purchaser in the case of disclosure by any other party, in each case, to the extent permitted by law.
8.1.3.	The provisions in this clause 8.1 will continue to apply after Completion.

8.1.4.	If any party proposes to make an announcement pursuant to this clause 8.1, it shall provide copies of that proposed announcement to each of the other parties to this Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.

8.1.5.	Each party undertakes to provide all such information known to it or which on reasonable enquiry ought to be known to it as may reasonably be required by the any other party in relation to the Business for the purposes of complying with the requirements of law or any securities exchange or regulatory or governmental authority having jurisdiction over the Business.

8.1.6.	Nothing in this clause 8 shall restrict the Purchaser following Completion from bona fide disclosing information to third parties concerning the Business and, without limitation, the past performance of the Business or informing third parties of the Purchaser’s acquisition of the Business.
8.2.	Confidentiality
8.2.1.	Purchaser Confidential Information: The Covenantors undertake with the Purchaser that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes Purchaser Confidential Information except:
(1)	in the circumstances set out in clause 8.2.2;

(2)	to the extent otherwise expressly permitted by this Agreement; or

(3)	with the prior written consent of the Purchaser.
8.2.2.	The Covenantors are permitted to disclose Purchaser Confidential Information:

(1)	where the Purchaser Confidential Information, before it is furnished to any of the Covenantors, is in the public domain;

(2)	where the Purchaser Confidential Information, after it is furnished to any of the Covenantors, enters the public domain otherwise than as a result of: (i) a breach by any of the Covenantors of its obligations in this clause 8.2 or (ii) a breach by the person who disclosed that Purchaser Confidential Information of a confidentiality obligation where any of the Covenantors is aware of such breach;

(3)	if and to the extent that a Covenantor discloses Purchaser Confidential Information to any person:
(a)	in compliance with any requirement of law;

(b)	in response to a requirement of any securities exchange, regulatory or governmental authority or court having jurisdiction over that Covenantor; or

(c)	in order to obtain Tax or other clearances or consents from the Revenue Commissioners or other relevant taxing or regulatory authorities, provided that any such information disclosable pursuant to paragraphs (a), (b) or (c) may be disclosed only to the extent specifically required by law and only after consultation with the Purchaser.
8.2.3.	The restrictions contained in this clause 8.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Agreement and information relating to the Purchaser regardless of whether or not Completion occurs.

8.2.4.	Vendor Confidential Information: The Purchaser undertakes with the Covenantors that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes Vendor Confidential Information except:
(1)	in the circumstances set out in clause 8.2.5;

(2)	to the extent otherwise expressly permitted by this Agreement; or

(3)	with the prior written consent of the Purchaser.
8.2.5.	The Purchaser is permitted to disclose Vendor Confidential Information:
(1)	where the Vendor Confidential Information, before it is furnished to the Purchaser, is in the public domain;

(2)	where the Vendor Confidential Information, after it is furnished to the Purchaser, enters the public domain otherwise than as a result of: (i) a breach by the Purchaser of its obligations in this clause 8.2 or (ii) a breach by the person who disclosed that Vendor Confidential Information of a confidentiality obligation where the Purchaser is aware of such breach;

(3)	if and to the extent that the Purchaser discloses Vendor Confidential Information to any person:
(a)	in compliance with any requirement of law;

(b)	in response to a requirement of any securities exchange, regulatory or governmental authority or court having jurisdiction over the Purchaser; or

(c)	in order to obtain Tax or other clearances or consents from the Revenue Commissioners or other relevant taxing or regulatory authorities,

provided that any such information disclosable pursuant to paragraphs (a), (b) or (c) may be disclosed only to the extent specifically required by law and only after consultation with the Covenantors.
8.2.6.	The restrictions contained in this clause 8.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Agreement and information relating to the Covenantors regardless of whether or not Completion occurs.
8.3.	Costs and Expenses

Each party to this Agreement will pay its own costs of and incidental to this Agreement, the Property Contract, any other related agreements and their implementation but which shall not, for the avoidance of doubt, include the amounts expressly stated to be payable by the Purchaser or the Vendor (as the case may be) pursuant to this Agreement.

8.4.	Severability

All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will to that extent only be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected. The parties shall then use all reasonable endeavours to agree a term or provision to replace the unenforceable, illegal or void term or provision which is legal and enforceable and which has an effect that is near as possible to the intended effect of the term or provision to be replaced.

8.5.	Whole Agreement

This Agreement, the Property Contract, Patent Assignment and Licence, TSA (together with any documents to be executed pursuant to the terms of this Agreement) and the Disclosure Letter supersede all prior representations, arrangements, understandings and agreements, and sets out the entire, complete and exclusive agreement and understanding between the parties.

8.6.	Survival

The provisions of this Agreement which have not been performed at Completion will remain in full force and effect notwithstanding Completion.

8.7.	Remedies Cumulative

The provisions of this Agreement and the rights and remedies of the parties are independent, cumulative and are without prejudice and in addition to any rights or remedies which a party may have at law or in equity. The exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly otherwise provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

8.8.	Waiver
8.8.1.	Any party may, in whole or in part, release, vary, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, varied, compounded, compromised, waived or postponed.

8.8.2.	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.
8.9.	Further Assurance
8.9.1.	At the request of the Purchaser, the Covenantors shall (and shall procure that any other necessary parties will) within 14 days of the request or such longer period as may be reasonably necessary execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser (including its nominee or nominees) the legal and beneficial ownership of the Assets and generally to give effect to this Agreement.

8.9.2.	Without prejudice to the generality of the foregoing, the Vendor hereby agrees that if the Purchaser reasonably considers that any assets owned by the Vendor and not transferred to the Purchaser pursuant to this Agreement are required by the Purchaser to enable it to carry out the Business or otherwise relate to the Business or the Assets or any of them, then the Vendor shall promptly take such action and execute such documents as the Purchaser may require for the purpose of procuring the transfer of such assets to the Purchaser and the Purchaser shall reimburse the Vendor in respect of any costs reasonably incurred by the Vendor in so doing.

8.9.3.	For a period of 12 months from Completion or such longer period as may be agreed between the parties, the Purchaser shall have the right, on service of reasonable written notice on the Vendor, to access any property owned, used or occupied by the Vendor in order to view, use or remove any Assets (or asset transferred pursuant to clause 8.9.2) situated thereat.

8.9.4.	In the event that the Vendor disputes whether an asset in respect of which it receives a notification under clause 8.9.3 is an Asset (or asset transferred pursuant to clause 8.9.2), it shall promptly notify the Purchaser accordingly and either the Purchaser or the Vendor may call a meeting to resolve such dispute or effect a binding determination or agreement in respect of such dispute, such meeting to be held within five (5) Business Days of the date of written notice to the other calling the same (unless otherwise agreed). Each of the Vendor and the Purchaser shall appoint a senior representative who has the authority to resolve the dispute to attend that meeting. The representatives shall meet as often as the Vendor and the Purchaser jointly deem necessary in order to gather and exchange all applicable information with respect to the matter in issue which the Vendor and the Purchaser believe appropriate and the senior representatives shall negotiate in good faith to that end.

8.9.5.	In the event that the dispute remains unresolved for a period of fifteen (15) Business Days from the date of the written notice referred to in section 8.9.3, the matter shall at the election of any party be referred to the President of the Law Society of Ireland to be resolved by arbitration.
8.10.	Notices
8.10.1.	Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service (subject to clause 8.10.3), may be delivered or sent by pre-paid registered post or facsimile addressed as follows:
to the Vendor:

Sifco Turbine Components Limited,
C/o Chief Financial Officer
Sifco Industries Inc
970 East 64th Street
Cleveland, Ohio 44103-1694
USA

to the Guarantor:

Chief Financial Officer
Sifco Industries Inc
970 East 64th Street

Cleveland, Ohio 44103-1694
USA

to the Purchaser;

Marcel Schmocker
General Counsel and SVP
SR Technics Management
P.O. Box CH-8058
Zurich Airport
Switzerland

Fax No. 00 41 43 812-2428
or to such other address or facsimile number as the addressee may have previously substituted by notice.
8.10.2.	A notice or other communication will be deemed to have been duly served or given:
(1)	in the case of delivery, at the time of delivery;

(2)	in the case of posting, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)	in the case of facsimile, upon transmission, subject to the correct code or facsimile number being received on the transmission report, but if a notice is given or served at business premises other than during usual business hours on a Business Day, it will be deemed to be given or served on the next following Business Day.
8.10.3.	A party giving or serving a notice or other communication under this Agreement by facsimile shall also give or serve a copy by post, but without prejudice to the validity and effectiveness of the service by facsimile.

8.10.4.	All notices or other communications shall be in the English language.
8.11.	Service of Agent

Without prejudice to any other mode of service:
8.11.1.	the Covenantors irrevocably appoint the Vendor’s Solicitors and the Purchaser irrevocably appoints the Purchaser’s Solicitor as agent for service of process relating to any proceedings before the courts of Ireland in connection with this Agreement, and each party agrees to maintain as its agent the process agent in Ireland so notified hereby during the term of this Agreement and after that during such period as any action may be taken under it; and

8.11.2.	failure by a process agent to notify any party of the process will not invalidate the proceedings concerned.
8.12.	Counterparts

This Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

8.13.	Governing Law

This Agreement will in all respects be governed by and construed in accordance with Irish law.

8.14.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.

8.15.	Succession and Assignment:
8.15.1.	Subject to 8.15.2 and 8.15.3 this Agreement will be binding upon and enure for the benefit of the permitted assigns and, where applicable, successors in title, administrators, executors and personal representatives of the parties but except as set out in clauses 8.15.2 and 8.15.3 shall not be assignable by any party without the prior written consent of the other.

8.15.2.	The Purchaser may assign the benefit (subject to the obligations) of this Agreement (including, without limitation, the Warranties) to any entity within the Purchaser’s Group, provided that if the Assignee ceases to be a member of the Purchaser’s Group, the Purchaser shall procure that the benefit (subject to the obligations) of the Agreement shall be first assigned to the Purchaser or another member of the Purchaser’s Group.

8.15.3.	Notwithstanding clauses 8.15.1 and 8.15.2 above, it is hereby acknowledged by the parties that the benefit of the Vendor’s rights against manufacturers and suppliers as referred to in clause 2.2 above may be extended from time to time in the manner contemplated by clause 2.2 by the Purchaser and its successors in title to customers of the Business without the consent of the Vendor or the Guarantor.
8.16.	Variations: This Agreement may not be released, varied, discharged, amended or supplemented, except by an instrument in writing executed by each party or a duly authorised representative of each party.

8.17.	Financial Transfers:

The Vendor declares for the purpose of the Financial Transfers Act, 1992 that it is not resident in any jurisdiction to which financial transfers (within the meaning of that Act) are restricted by order of the Minister for Finance in accordance with the provisions of that Act and does not hold any of the Assets, and will not receive any part of the consideration, as nominee for any persons so resident, and the Purchaser declares for the purpose of that Act that it is not so resident, is not acquiring the Assets as nominee for any persons so resident and that the Purchaser is not to its knowledge controlled directly or indirectly by persons so resident.
IN WITNESS whereof this Agreement has been entered into on the date and year first herein written.

SCHEDULE 1
Warranties
1.	COVENANTORS’ CAPACITY

1.1.	Power and Authority of Covenantors

Each Covenantor has full power and authority:
1.1.1.	to enter into this Agreement and the Property Contract; and

1.1.2.	to perform its obligations set out in those documents.
1.2.	Valid and Binding on Covenantors

The obligations set out in this Agreement and the Property Contract constitute legal obligations that are valid and binding on each of the Covenantors in accordance with their terms.

1.3.	No Breach of Covenantors’ Obligations

Neither entering into this Agreement and the Property Contract nor performing the obligations referred to in Warranty 1.1 has resulted or will result in the breach of any obligation of any Covenantor under, where applicable:
1.3.1.	its memorandum or articles of association, statutes, by-laws or other terms of charter or corporate regulation;

1.3.2.	any law or any order, judgment or decree of any court or governmental agency; or

1.3.3.	any contract, undertaking or agreement.
2.	ACCURACY OF INFORMATION

2.1.	Accuracy of Recitals and Schedules

The contents of recital A and of the Schedules are true and accurate in all respects, no part of the Business is carried on by any person other than the Vendor and the Vendor is entitled to sell the Business and all the Assets as provided for in this Agreement without the consent of any third party.

2.2.	Documents Filed

All returns, particulars, resolutions and other documents required to be delivered on behalf of the Vendor to the Registrar of Companies or other authority in respect of or in any way affecting or referable to the Business or the Assets have been properly made and delivered and were when so made and delivered accurate and complete.

2.3.	Accounting and Other Records

In respect of or in any way affecting the Business or the Assets:
2.3.1.	the books of account, registers and other records of the Vendor relating to the Business or the Assets are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be disclosed or dealt with in them.

2.3.2.	no notice or allegation has been received that any of the books of the Vendor relating to the Business or the Assets is incorrect or should be rectified.

2.3.3.	all such books, registers and records and all other documents relating to the Business or the Assets (including documents of title and copies of all subsisting agreements to which the Vendor is party) which are the property of the Vendor or ought to be in its possession or under its control are in its possession or under its control, and no notice or allegation has been received that any is incorrect or should be rectified.
2.4.	Other Information
2.4.1.	All information contained in the Disclosure Bundle attached to the Disclosure Letter is true and accurate in all material respects and not misleading in any material respect.

2.4.2.	There is nothing which has not been disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect.
3.	FINANCIAL INFORMATION

3.1.	Pro-Forma P&Ls

The unaudited Pro-Forma P&Ls have been prepared with due care and attention and accurately reflect the revenues relating to the Business, and the Covenantor’s best estimate of the costs relating to the Business for the period(s) to which they relate.

3.2.	Accounts

The Accounts are attached to the Disclosure Letter, and have been prepared on a basis consistent with the comparable financial periods and in accordance with Accounting Standards generally accepted in the relevant jurisdiction, and give a view of the state of affairs of the Vendor as at the Balance Sheet Date and fairly present the Vendor’s assets, liabilities and profits or losses as at that date or for the periods concerned in all material respects.

3.3.	Balance Sheets
3.3.1.	Full provision for all material liabilities (including contingent liabilities) has been made in the Balance Sheet.

3.3.2.	There were no material capital commitments of the Vendor as at the Balance Sheet Date except as noted in the Accounts.

3.3.3.	The Balance Sheet does not overstate current or fixed assets (including slow moving or obsolete stock), and the valuation and depreciation rates used therein were on the same basis as in previous years and proper provision was made for bad and doubtful debts.
3.4.	Stock and Work in Progress

Stock and work in progress have been valued in the Balance Sheet on a basis in all material respects consistent with that adopted in respect of the beginning and end of the last preceding accounting period and at figures not exceeding the amounts which could in the circumstances existing at the Balance Sheet Date reasonably be expected to be realised in the normal course of carrying on business.

3.5.	Depreciation

Fixed assets have been depreciated in accordance with Accounting Standards in the Accounts and the Vendor’s accounts for the two preceding years.

3.6.	Since the Balance Sheet Date

Since the Balance Sheet Date, in respect of the Vendor:
3.6.1.	the Business has been carried on in the normal course without any interruption or alteration in its nature, scope or manner, and so as to maintain the Business as a going concern;

3.6.2.	in respect of the Business and the Assets, it has not entered into any transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any payment otherwise than in the ordinary course of carrying on the Business;

3.6.3.	in respect of the Business and the Assets, it has not entered into any unusual, long-term or onerous commitments or contracts;

3.6.4.	the Business has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent, and to the best of the knowledge and belief of the Covenantors after making due and careful enquiries there are no known facts which are likely to give rise to any such effects;

3.6.5.	in respect of the Business, there has been no unusual increase or decrease in the level of its stock-in-trade other than in the ordinary course.
4.	GENERAL BUSINESS INFORMATION

4.1.	Contracts

The Vendor is not party to or subject to any contract, transaction, arrangement, understanding, obligation or liability in relation to the Business or any of the Assets:
4.1.1.	of an unusual or abnormal nature or not wholly on an arm’s length basis in the ordinary and usual course of the Business;

4.1.2.	of a long-term nature (that is, unlikely to have been fully performed more than six months after the date on which it was entered into or undertaken);

4.1.3.	not providing for its termination by the Vendor on sixty days’ notice or less;

4.1.4.	of a loss-making nature (that is to say, known to be likely to result in a loss on completion of performance);

4.1.5.	not capable of being readily fulfilled or performed on time without undue or unusual expenditure of money or effort;

4.1.6.	involving payment by reference to fluctuations in the consumer price index or any other index, or in the rate of exchange for any currency.
4.2.	Competing Businesses

None of the Covenantors has any material right or interest, direct or indirect, in any business which is or is likely to become competitive with the Business.

4.3.	OEM Licences/Business Contracts

The Business Contracts are valid, enforceable and unexpired and the Vendor is party to a valid, enforceable and unexpired original equipment manufacturing licence with each of the OEMs.

5.	EMPLOYMENT

5.1.	Particulars of Employees and Services-suppliers

The particulars of Schedule 2 are true and accurate in all respects and attached to the Disclosure Letter are true copies of all contracts of employment which exist with two standard contracts of employment for the Employees and no notice of termination has been given to, or by any of the Employees.

5.2.	Arrears of Remuneration

There are no amounts owing to any present or former director or employee of, or person supplying services to, the Vendor, whether for salary, fees or otherwise, other than remuneration accrued for not more than one month or for reimbursement of business expenses in relation to the Business.

5.3.	Liability for Employees or Services-suppliers

The Vendor is not liable to pay any industrial training levy, and has no outstanding or undercharged liability to pay any contribution, levy, Tax or other impost arising in connection with the employment, engagement or remuneration of its employees, directors or suppliers of services in relation to the Business.

5.4.	Liabilities to Employees or Services-suppliers

Save for as disclosed in the Disclosure letter:
5.4.1.	No judgment, recommendation, determination, decision or award has been made by a third party against the Vendor for breach of any contract of service or for services, redundancy payments, compensation for wrongful or unfair dismissal, unlawful discrimination or breach of any employment related statute, or for failure to comply with any order for the reinstatement or re-engagement of any employee nor is the Vendor aware that it has incurred any liability in respect thereof; and no gratuitous payment has been made or promised by the Vendor in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for the supply of services of any current or former director, employee or supplier of services.
5.5.	Claims by Employees or Services-suppliers

The Disclosure Letter specifies all Claims instituted or to the best knowledge and belief of the Covenantors threatened against the Vendor:
5.5.1.	by any of its employees or independent contractors in respect of an accident or injury; or

5.5.2.	by an employee of director of, or supplier of services to, the Vendor in relation to his terms and conditions of employment or appointment, or any termination thereof, or the terms and conditions on which he supplies services; or

5.5.3.	under or by virtue of the terms of:
(1)	the Redundancy Payments Acts, 1967 to 2003;

(2)	the Minimum Notice and Terms of Employment Acts, 1973 to 1991;

(3)	the Organisation of Working Time Act, 1997;

(4)	the Protection of Employment Act, 1977;

(5)	the Unfair Dismissals Acts, 1977 -2001;

(6)	the Maternity Protection Act, 1994 and 2004;

(7)	the Industrial Relations Act, 1990;

(8)	the Employment Equality Acts, and 1998 and 2004;

(9)	the Protection of Employees (Part-Time Work) Act, 2001;

(10)	the Safety, Health and Welfare at Work Act, 2005;

(11)	the European Communities (Protection of Workers) Exposure to Noise Regulations, 1990; and

(12)	the Terms of Employment (Information) Act, 1994-2001;
and any regulations made thereunder relating in any way to the Business.
5.6.	Compliance with Obligations

The Vendor has complied in all material respects with all:
5.6.1.	legal obligations;

5.6.2.	codes of practice of the Vendor (within the meaning of the Industrial Relations Act, 1990, Employment Equality Acts, 1998 and 2004 and Safety, Health and Welfare Work Act,2005);

5.6.3.	collective agreements,
relevant to employees, employees’ representatives and/or trade unions, and has maintained such current, adequate and suitable records regarding employees as is required to ensure compliance with all relevant employment laws.

5.7.	Redundancies

Within a period of one year preceding the date of this Agreement the Vendor has not given or has been required by law to give notice of any redundancies to the Minister for Enterprise, Trade and Employment, or started or been required to start consultations with any employees’ representatives, under Part 2 of the Protection of Employment Act, 1977 or (save in relation to this Agreement) of the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003.

5.8.	Industrial Disputes and Negotiations
5.8.1.	The Vendor has complied with all written recommendations relating in any way its employees made by the Labour Relations Commission, by Rights Commissioners or by the Labour Court.

5.8.2.	The Vendor is not involved in any material industrial or trade dispute, or negotiation regarding a Claim relating in any way to the Business and/or the Employees, with any trade union or other group, organisation or individual representing employees, and there are no facts known, or which would on reasonable enquiry be known, to the Covenantors which might indicate that there may be any such dispute.
5.9.	Industrial Agreements

The Disclosure Letter specifies all unions with which the Vendor has or has had dealings within the past five years, and all written security-of-employment, recognition and other collective agreements (whether legally binding or not), or circumstances which might be construed to be such and all referrals by trade unions to the Labour Relations Commission under the Code of Practice on Voluntary Dispute Resolution or to the

Labour Court under the Industrial Relations (Amendment) Act, 2001.

5.10.	Restrictive Covenants

To the best of the knowledge and belief of the Covenantors, no employee of the Business intends to establish himself or herself as an undertaking within the meaning of the Competition Act, in a manner which would be a breach of the terms included in his or her contract of employment (regardless of whether such terms are valid and binding or not).

6.	PENSIONS AND BENEFIT SCHEMES

6.1.	Definitions

For the purposes of the Warranties in this clause 6 of this Schedule unless the context otherwise requires:

Approved means exempt approved by the Revenue Commissioners for the purposes of Section 774 of the TCA and reference to Approval shall be construed accordingly; and

Pensions Act means the Pensions Acts 1990 to 2005 and all regulations promulgated thereunder.

6.2.	Documentation

Attached to the Disclosure Letter are:
6.2.1.	copies of all the trust deeds, rules, policies, latest annual report and accounts and other material documents constituting and currently governing the Pension Schemes and Related Benefit Scheme;

6.2.2.	copies of all current explanatory booklets, relating to the Pension Schemes, the PRSA Arrangement and Related Benefit Scheme;

6.2.3.	a list of all Employees who are members of or entitled to benefit under each Pension Scheme and the Related Benefit Scheme; and

6.2.4.	evidence of approval of each Pension Scheme by the Revenue Commissioners.
6.3.	Except for the Pension Schemes, the Related Benefit Scheme and the PRSA Arrangement:
6.3.1.	there are not in operation, and no proposal has been announced to enter into or establish any retirement, death, disability or other benefit schemes for or in respect of any Employee;

6.3.2.	the Vendor does not have any present, future or contingent obligations (including any obligation established by custom or contained in any contract or agreement (including any union or collective agreement)) in respect of the retirement, death or disability of any Employee (including, without limitation, any part-time or fixed-term Employee); and

6.3.3.	the Vendor is not currently paying, or has not promised to pay, any pension, sickness or disability gratuities.
6.4.	In relation to each Pension Scheme:
6.4.1.the Pension Scheme is Approved; and

6.4.2.the Pension Scheme is registered with the Pensions Board as required by the Pensions Act.

6.5.	Contributions

The Disclosure Letter contains details of the rate at which both the Vendor and the Employees contribute to the Pension Schemes and the Related Benefit Scheme and the frequency of such payment. All contributions due in respect of the period up to Completion have been paid.

6.6.	Legal Compliance

The Pension Schemes and Related Benefit Scheme have at all times been duly administered in material compliance with all applicable laws, regulations and requirements (including Revenue and trust requirements and the documentation under which they are governed). The Vendor has materially complied with all its obligations under the Pension Schemes and the Related Benefit Scheme and under all applicable legislation, regulations and requirements in relation to such arrangements and in relation to the provision of retirement, death, disability and sickness benefits to and in respect of the Employees and officers of the Business.

6.7.	No Claims

There are no actions, suits or claims (other than routine claims for benefits) (including without limitation any claims or complaints under any internal dispute resolution procedure, to the Pensions Ombudsman or otherwise) outstanding, pending or threatened against the Vendor in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the Related Benefit Scheme or the provision of (or failure to provide) pension, death, sickness, disability or related benefits generally.

7.	ENVIRONMENTAL

7.1.	Definitions

In this clause 7 of this Schedule unless the context otherwise requires:

the Environment means the environment generally including all physical, biological and ecological aspects of the environment including:
(a)	air, including that within buildings or natural or man-made structures above or below ground;

(b)	water, including the open sea, coastal or inland waters, ground waters aquifers, drains and sewers;

(c)	land, including the seabed or riverbed under any water as described above, and any surface land and sub-surface land; and

(d)	human and animal health, and plant life;
Environmental Law means any law, or other requirement having the effect of law, in any jurisdiction relating to the Environment;

Environmental Licence means any governmental, statutory, local authority or other licence, approval, consent, permit or authorisation of whatever kind relating to Environmental Law;

Substance means (without limitation) any waste, pollutant or contaminant, solid, liquid, gas, noise, vibration, electromagnetic or other radiation (whether alone or in combination with any other substance) which is capable of causing harm to the Environment.

7.2.	Compliance

The Vendor has not, in the carrying on of the Business, caused, permitted or contributed to material damage to the Environment, nor is it aware of any circumstances related to the carrying on of the Business which could reasonably be expected to give rise to any breach of any Environmental Law or give rise to any withdrawal or non-renewal in whole or in part of any Environmental Licence, or the imposition of any limitation or restriction or more onerous conditions in any Environmental Licence, nor has it received any notification of any Claim from any public or private source regarding any material damage to the Environment or material violation of any Environmental Law, occurring during the carrying of Business.

8.	INSURANCE

8.1.	Insurance Schedule

The insurances schedule which is set out in the Disclosure Letter or an attachment thereto refers to and contains an accurate and adequate summary of all insurances of the Vendor in relation to the Business and/or the Assets, as at the Completion Date

8.2.	No Adverse Factors

In respect of all insurances held by the Vendor in respect of the Business and/or the Assets:
8.2.1.	all premiums have been duly paid to date;

8.2.2.	no material circumstances have arisen in the past ten years which have given rise to a specific increase in premium;

8.2.3.	there are no special or unusual terms or restrictions, the premiums payable are not in excess of the normal rates for similar cover in similar businesses for property of a similar nature and no circumstances exist which are likely to give rise to any increase in premiums;

8.2.4.	no claim is outstanding and no circumstances exist which are likely to give rise to any claim; and

8.2.5.	all current aerospace insurances held by the Vendor in relation to, or otherwise in respect of, the Assets and/or the Business during the 3 years preceding the date of this Agreement provide cover on an occurrence basis.
9.	OTHER CORPORATE INFORMATION

9.1.	Defective Products

In relation to the Business, the Vendor has not manufactured, imported, sold or supplied products which are or were, or will become, in any material respect faulty or defective or a danger to a purchaser, a consumer, the public or any section of the public at large, or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Vendor, or with all applicable laws, regulations, standards and requirements.

9.2.	Service Liabilities

Save and except for warranty obligations, the Vendor is not obliged to repair, maintain, take back or otherwise do or not do anything in respect of goods that have been or will be delivered by it.

9.3.	Litigation

Attached to the Disclosure Letter are a correct and complete list and an adequate summary of all legal actions or proceedings (including disciplinary proceedings, investigations, informal proceedings or references, and proceedings or references by way of arbitration, conciliation, mediation or for the obtaining of an opinion or decision) before, in or from any court, tribunal or other governmental body or authority whatsoever involving the Vendor and relating to the Business or the Assets whether as plaintiff or defendant or otherwise (including any prosecutions or other proceedings for any alleged criminal offence or breach of any law, code or rules), except as plaintiff in the collection of debts arising in the ordinary course of the Business none of which exceeds US$1,500, and there are no other proceedings, investigations or references instituted or, to the best of the knowledge and belief of the Covenantors, circumstances which are likely to lead to any such proceedings, investigations or references.

9.4.	Rights of Third Parties

In relation to any property or assets held by the Vendor under hire purchase, conditional sale, chattel leasing or retention of title agreements or otherwise belonging to third parties and relating in any way to the Business or the Assets, no event has occurred (including the entry into this Agreement) which entitles, or which upon intervention or notice by the third parties may entitle, the third parties to repossess the property or assets concerned or terminate the agreements or any related licences.

9.5.	No Orders

No distress, distraint, charging order, garnishee order, execution or other process has been levied or (to the best of the knowledge and belief of the Covenantors) applied for in respect of the whole or any part of any of the property, assets or undertaking of the Vendor.

9.6.	Crystallisation of Charges

No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Vendor to crystallise or any charge created by the Vendor to become enforceable, nor has any such crystallisation occurred or is such enforcement in process.

9.7.	Insolvency
9.7.1.	The Vendor is not insolvent or unable to pay its debts within the meaning of section 214(b) and (c) of the 1963 Act, the Guarantor is not insolvent or unable to pay its debts within the meaning of the reasonably comparable provisions of the United States Bankruptcy Code and no event analogous to those set out in that section has occurred in relation to any Covenantor outside Ireland.

9.7.2.	No order has been made, petition presented, resolution passed or meeting convened for the winding up of, or the making of any administration order for the Vendor or of the Guarantor.

9.7.3.	No receiver or examiner has been appointed over the whole or any part of the property, assets or undertaking of the Vendor or the Guarantor.

9.7.4.	No composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved in relation to the Vendor or the Guarantor.

9.7.5.	The Vendor has not or has not been related to any other company for the purpose of section 140 of the 1990 Act, and is not and will not at any time be liable to be subject to an order made under that section by virtue of any act (whether of commission or omission) that occurred prior to Completion.
9.8.	Relationship with Third Parties

To the best knowledge, information and belief of the Covenantors , neither the entering into, nor the implementation of this Agreement, nor the prospect thereof, will or is likely to cause, or has already caused:
9.8.1.	the Vendor to lose the benefit of any right or privilege which it presently enjoys;

9.8.2.	any person who normally does business with, or gives credit to, the Business, not to continue to do so on the same basis; or

9.8.3.	any officer or senior employee engaged in the Business to leave employment.
9.9.	Dependence on Individual Suppliers or Customers

Neither more than 10 per cent. of the aggregate amount of all the purchases, nor more than 10 per cent. of the aggregate amount of all the sales, of the Vendor in relation to the Business are obtained or made from or to the same supplier or customer (including any person, firm or company in any way connected with such supplier or customer), nor is any material source of supply to the Business, or any material outlet for the sales of the Business, in jeopardy.

9.10.	Agency Agreements and Agreements Restricting Business

The Vendor is not party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any other agreement or arrangement which restricts its freedom to carry on the Business in any part of the world in such manner as it thinks fit.

9.11.	Stock and Work in Progress
9.11.1.	The stock-in-trade (to include Finished Products and Partly Finished Products) currently held by the Vendor is not excessive but is adequate in relation to the current trading requirements of the Business, has not been advanced invoiced, is in good, undamaged and merchantable condition, is not obsolete, slow-moving or inappropriate and is capable of being sold in the ordinary course of the Business in accordance with current price lists, without rebate or allowance to a purchaser.

9.11.2.	The Vendor issues invoices only in respect of Finished Products.
9.12.	Sufficiency of Assets

Subject to any requirement to put in place the TSA as provided for in this Agreement, the Assets and the Property comprise all the assets, facilities and services necessary or convenient for the carrying on of the Business in the manner in which it is conducted at the date of this Agreement and has been conducted in the previous 12 months.

10.	ASSETS INCLUDING INTELLECTUAL PROPERTY

10.1.	Factoring, Hire Purchase etc.

The Disclosure Letter lists full particulars of all factoring arrangements and all hire-purchase, conditional sale or credit sale agreements affecting the Assets.

10.2.	Title to Assets

All of the Assets, including the Property, are and shall at Completion be the absolute property of the Vendor and none is or shall then be the subject of any Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring, hire-purchase, conditional sale, debt purchase or credit sale agreement.

10.3.	Plant and Machinery

The plant, machinery, vehicles and all other equipment used in connection with the Business:
10.3.1.	is in good repair and condition and in satisfactory working order, and has been regularly and properly maintained;

10.3.2.	is operating (or is capable of operating) safely and without danger to any person or property or to the environment, and in accordance with all relevant licences, regulations and permits governing its use;

10.3.3.	is not surplus to requirements and is in the possession and control of the Vendor; and

10.3.4.	is capable and will (subject to normal wear and tear) remain capable, of doing the work for which it was designed and purchased.
10.4.	Maintenance of Assets

Maintenance contracts are in full force and effect in respect of all Assets which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all Assets which the Vendor is obliged to maintain or repair under any agreement. All such Assets have been maintained regularly to a good technical standard, in accordance with safety regulations usually observed in relation thereto and in accordance with the terms of any leasing or other agreement relating to them.

10.5.	Intellectual Property and Information Technology
10.5.1.	Intellectual Property Necessary to Carry on Business:

The Vendor owns or has an enforceable right to use all Intellectual Property necessary to enable it to carry on the Business (as such has been carried on in the last 12 months) and the Covenantors after making due and careful enquiries warrant that the Vendor’s right to use such Intellectual Property is valid, enforceable and not subject to attack or opposition. Such Intellectual Property, or the Vendor’s right to use it, are included the Intellectual Property Rights.

10.5.2.	Details of Intellectual Property:

The Disclosure Letter contains details of all Intellectual Property relating to the Business owned by the Vendor and details of any circumstances which may give rise to a challenge to the validity or enforceability of such rights. All such rights are valid, enforceable and not subject to attack. To the best of the Vendor’s knowledge, information and belief the Disclosure Letter sets out details of any infringement by any third party of the Intellectual Property relating to the Business owned by the Vendor. No third party has access to the source code to any software relating to the Business owned by the Vendor and such source code is kept in a secure environment under the direct control of the Vendor.

10.5.3.	Third Party Intellectual Property:

Attached to the Disclosure Letter is a list of all licences of third parties’ Intellectual Property that have been granted to the Vendor which are still in force (together with copies of all such agreements) and which relate to the Business. To the best of the Vendor’s knowledge, information and belief the Disclosure Letter sets out details of all infringements by the Vendor of any Intellectual Property of any third party and of any claim or allegation by any third party of any such infringement. The Vendor has reasonable arrangements in place for access to all source codes of all software licensed to it, full details of which are set out in the Disclosure Letter, and is in full compliance with the terms of all such source code escrow agreements. All such source code arrangements will be transferred to the Purchaser under the terms of this Agreement.
11.	GENERAL LEGAL COMPLIANCE

11.1.	Compliance with the Law

The Vendor has carried on the Business in all material respects in accordance with applicable laws, regulations and bye-laws in Ireland and all relevant foreign countries, and there is no investigation instituted or enquiry by, or order, decree or judgment of, any court, governmental agency or regulatory body outstanding against the Vendor which may have a material adverse effect upon any of the Assets or the Business.

11.2.	Licences and Consents

11.2.1. All statutory, municipal and other licences, consents, permits, sanctions and authorities necessary or desirable for the carrying on of the Business as now carried on and/or possession of the Assets as now held have been obtained and are valid and subsisting and all conditions thereof have been complied with in all material respects.
11.2.2. The Covenantors warrant that to the best of their knowledge, information and belief, none of the items referred to at Warranty 11.2.1 (excluding those items specified in Schedules 7 and 8) are likely to be suspended, cancelled, revised, refused or revoked upon the acquisition of the Business by the Purchaser or otherwise and all are included in the Assets, provided that clause 7.2 of the Agreement does not apply to this Warranty 11.2.2 in that this Warranty 11.2 is not repeated at completion.
11.3.	Invalid Transactions

In respect of the Business and/or the Assets, the Vendor has not been party to any transaction with any third party which, in the event of the third party going into liquidation or an administration order or a bankruptcy order being made, would constitute (in whole or in part) a transaction at an undervalue, a fraudulent preference, an invalid floating charge or part of a general assignment of debts, which could be set aside against the Vendor.

11.4.	Charges

All charges in favour of the Vendor relating to the Business have (if appropriate) been registered in accordance with the provisions of section 99 of the 1963 Act.

11.5.	No Questionable Payments

In respect of the Business or any of the Assets, no current or former director, officer, agent, employee or other person acting on behalf of the Covenantor has been party to:
11.5.1.	the making of any false or fictitious entries in the books or records of any Covenantor; or

11.5.2.	the making of any unlawful payment.
12.	PROPERTY

12.1.	Requisitions on Title

The replies given to the requisitions and rejoinders thereto and all enquiries relating to the Property raised by the Purchaser and its advisers are true and accurate in all material respects.

13.	TAX

13.1.	Stamp Duty

All documents of title in respect of the Assets or which otherwise relate to the Business have been duly stamped and all stamp duty, interest and penalties in respect thereto have been paid in full.

13.2.	Charge over Assets

Neither the Revenue Commissioners nor any other Tax authority have any right to any claim, charge or other Encumbrance over any Asset in respect of any unpaid Tax.

For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Timothy V. Crean
Signature
Director
Title
For and on behalf of
[BOOOMIX LIMITED (in the process of changing
its name to SR TECHNICS AIRFOIL SERVICES LIMITED)]
in the presence of:
/s/ Stephanie Kennett
Signature
Authorized Signatory
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Frank Cappello
Signature
V.P. Finance & CFO
Title

Dated 19th April 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
SR TECHNICS AIRFOIL SERVICES LIMITED
AMENDMENT AGREEMENT
to the Asset Purchase Agreement for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

THIS AGREEMENT is dated 19th April 2006 and made between
(4)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(5)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(6)	SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
C.	Pursuant to an Agreement dated 16 March 2006 between the Vendor, the Guarantor and the Purchaser (the Agreement) the Vendor agreed to sell and the Purchaser agreed to purchase the Business and Assets (as defined therein).

D.	The Vendor, the Guarantor and the Purchaser wish to defer the completion of the Agreement and pursuant to clause 8.16 of the Agreement the parties hereby agree to make certain amendments to the Agreement (as more particularly set out in this Amendment Agreement) in order to affect such deferral.
IT IS HEREBY AGREED as follows:
14. AMENDMENTS
14.1.	It is hereby agreed by the parties to the Agreement that the following amendment be and is hereby made to the Agreement with effect from the date hereof:
14.1.1.	the definition of the “Target Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording “Target Date means the earlier of (i) 2 May 2006 and (ii) the Business Day immediately following the fulfilment or written waiver of the Completion Conditions”;

14.1.2.	the definition of “Long Stop Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording: “Long Stop Date means 3 May 2006”;

1.1.3	Clause 3.1 of the Agreement shall be deleted and replaced with the following wording: “Completion: Subject to clause 2.6 and 3.2, Completion shall take place on the Target Date at the offices of the Purchaser’s Solicitors.
15. ACKNOWLEDGEMENT
The parties to the Agreement hereby acknowledge and agree that, with the exception of the amendments effected by clause 1 of this Amendment Agreement, the Agreement remains in all other respects unaltered, valid, enforceable and binding on the parties thereto.
16. MISCELLANEOUS PROVISIONS
16.1. Announcements
16.1.1.	Subject to clause 3.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise,

regarding the subject-matter of this Amendment Agreement or any term or provision of it without the prior written approval of the other parties to this Amendment Agreement.

16.1.2.	Clause 3.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Amendment Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the other parties to this Amendment Agreement in each case, to the extent permitted by law.

16.1.3.	If any party proposes to make an announcement pursuant to this clause 3.1, it shall provide copies of that proposed announcement to each of the other parties to this Amendment Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.
16.2. Confidentiality
16.2.1.	Confidential Information: The parties to this Amendment Agreement undertake with each other that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes the existence this Amendment Agreement, its terms or any matter connected with or related to any of the foregoing (the Confidential Information) except:
(1)	in the circumstances set out in clause 3.1;

(2)	to the extent otherwise expressly permitted by this Amendment Agreement;

(3)	with the prior written consent of the other parties to this Confidential Information;

(4)	where the Confidential Information, before it is furnished to the other party, is in the public domain; or

(5)	where the disclosure of the Confidential Information is required by any securities exchange, regulatory or governmental authority or court having jurisdiction over the disclosing party
16.2.2.	The restrictions contained in this clause 3.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Amendment Agreement regardless of whether or not Completion occurs.
16.3.	Interpretation

Unless expressly stated or otherwise defined herein, the capitalised terms contained in this Amendment Agreement shall have the same meaning as the capitalised terms contained in the Agreement.

16.4.	Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

16.5.	Governing Law

This Amendment Agreement will in all respects be governed by and construed in accordance with Irish law.

16.6.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Amendment Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.
IN WITNESS whereof this Amendment Agreement has been entered into on the date and year first herein written.
For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Timothy V. Crean
Signature
President & COO
Title
For and on behalf of
SR TECHNICS AIRFOIL SERVICES LIMITED
in the presence of:
/s/ Stephanie Kennett
Signature
Attorney-in-Fact
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Frank Cappello
Signature
V. P. Finance & CFO
Title

Dated 2nd May 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
SR TECHNICS AIRFOIL SERVICES LIMITED
AMENDMENT AGREEMENT
to the Asset Purchase Agreement for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

THIS AGREEMENT is dated 2nd May 2006 and made between
(7)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(8)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(9)	SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
E.	Pursuant to an Agreement dated 16 March 2006 between the Vendor, the Guarantor and the Purchaser (as amended by an Amendment Agreement dated 19 April 2006 between the Vendor, the Guarantor and the Purchaser) (the Agreement) the Vendor agreed to sell and the Purchaser agreed to purchase the Business and Assets (as defined therein).

F.	The Vendor, the Guarantor and the Purchaser wish to defer the completion of the Agreement and pursuant to clause 8.16 of the Agreement the parties hereby agree to make certain amendments to the Agreement (as more particularly set out in this Amendment Agreement) in order to affect such deferral.
IT IS HEREBY AGREED as follows:
17. AMENDMENTS
17.1.	It is hereby agreed by the parties to the Agreement that the following amendment be and is hereby made to the Agreement with effect from the date hereof:
17.1.1.	the definition of the “Target Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording “Target Date means the earlier of (i) 4 May 2006 and (ii) the Business Day immediately following the fulfilment or written waiver of the Completion Conditions”;

17.1.2.	the definition of “Long Stop Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording: “Long Stop Date means 5 May 2006”.
18. ACKNOWLEDGEMENT
The parties to the Agreement hereby acknowledge and agree that, with the exception of the amendments effected by clause 1 of this Amendment Agreement, the Agreement remains in all other respects unaltered, valid, enforceable and binding on the parties thereto.
19. MISCELLANEOUS PROVISIONS
19.1. Announcements
19.1.1.	Subject to clause 3.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Amendment Agreement or any term or provision of it without the prior written approval of the other parties to this Amendment Agreement.

19.1.2.	Clause 3.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Amendment Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the other parties to this Amendment Agreement in each case, to the extent permitted by law.

19.1.3.	If any party proposes to make an announcement pursuant to this clause 3.1, it shall provide copies of that proposed announcement to each of the other parties to this Amendment Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.
19.2. Confidentiality
19.2.1.	Confidential Information: The parties to this Amendment Agreement undertake with each other that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes the existence this Amendment Agreement, its terms or any matter connected with or related to any of the foregoing (the Confidential Information) except:
(1)	in the circumstances set out in clause 3.1;

(2)	to the extent otherwise expressly permitted by this Amendment Agreement;

(3)	with the prior written consent of the other parties to this Confidential Information;

(4)	where the Confidential Information, before it is furnished to the other party, is in the public domain; or

(5)	where the disclosure of the Confidential Information is required by any securities exchange, regulatory or governmental authority or court having jurisdiction over the disclosing party
19.2.2.	The restrictions contained in this clause 3.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Amendment Agreement regardless of whether or not Completion occurs.
19.3.	Interpretation

Unless expressly stated or otherwise defined herein, the capitalised terms contained in this Amendment Agreement shall have the same meaning as the capitalised terms contained in the Agreement.

19.4.	Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

19.5.	Governing Law

This Amendment Agreement will in all respects be governed by and construed in accordance with Irish law.

19.6.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Amendment Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.
IN WITNESS whereof this Amendment Agreement has been entered into on the date and year first herein written.
For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Jeffrey P. Gotschall
Signature
Treasurer & Secretary
Title
For and on behalf of
SR TECHNICS AIRFOIL SERVICES LIMITED
in the presence of:
/s/ Stephanie Kennett
Signature
Attorney-in-Fact
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Frank Cappello
Signature
V. P. Finance & CFO
Title

Dated 5th May 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
SR TECHNICS AIRFOIL SERVICES LIMITED
AMENDMENT AGREEMENT
to the Asset Purchase Agreement for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

THIS AGREEMENT is dated 5th May 2006 and made between
(10)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(11)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(12)	SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
G.	Pursuant to an Agreement dated 16 March 2006 between the Vendor, the Guarantor and the Purchaser (as amended by Amendment Agreements dated 19 April 2006 and 2 May 2006 between the Vendor, Guarantor and the Purchaser) (the Agreement) the Vendor agreed to sell and the Purchaser agreed to purchase the Business and Assets (as defined therein).

H.	The Vendor, the Guarantor and the Purchaser wish to defer the completion of the Agreement and pursuant to clause 8.16 of the Agreement the parties hereby agree to make certain amendments to the Agreement (as more particularly set out in this Amendment Agreement) in order to affect such deferral.
IT IS HEREBY AGREED as follows:
20. AMENDMENTS
20.1.	It is hereby agreed by the parties to the Agreement that the following amendment be and is hereby made to the Agreement with effect from the date hereof:
20.1.1.	the definition of the “Target Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording “Target Date means the earlier of (i) 8 May 2006 and (ii) the Business Day immediately following the fulfilment or written waiver of the Completion Conditions”;

20.1.2.	the definition of “Long Stop Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording: “Long Stop Date means 9 May 2006”.
21. ACKNOWLEDGEMENT
The parties to the Agreement hereby acknowledge and agree that, with the exception of the amendments effected by clause 1 of this Amendment Agreement, the Agreement remains in all other respects unaltered, valid, enforceable and binding on the parties thereto.
22. MISCELLANEOUS PROVISIONS
22.1. Announcements
22.1.1.	Subject to clause 3.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Amendment Agreement or any term or provision of it without the prior written approval of the other parties to this Amendment Agreement.

22.1.2.	Clause 3.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Amendment Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the other parties to this Amendment Agreement in each case, to the extent permitted by law.

22.1.3.	If any party proposes to make an announcement pursuant to this clause 3.1, it shall provide copies of that proposed announcement to each of the other parties to this Amendment Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.
22.2. Confidentiality
22.2.1.	Confidential Information: The parties to this Amendment Agreement undertake with each other that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes the existence this Amendment Agreement, its terms or any matter connected with or related to any of the foregoing (the Confidential Information) except:
(1)	in the circumstances set out in clause 3.1;

(2)	to the extent otherwise expressly permitted by this Amendment Agreement;

(3)	with the prior written consent of the other parties to this Confidential Information;

(4)	where the Confidential Information, before it is furnished to the other party, is in the public domain; or

(5)	where the disclosure of the Confidential Information is required by any securities exchange, regulatory or governmental authority or court having jurisdiction over the disclosing party
22.2.2.	The restrictions contained in this clause 3.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Amendment Agreement regardless of whether or not Completion occurs.
22.3.	Interpretation

Unless expressly stated or otherwise defined herein, the capitalised terms contained in this Amendment Agreement shall have the same meaning as the capitalised terms contained in the Agreement.

22.4.	Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

22.5.	Governing Law

This Amendment Agreement will in all respects be governed by and construed in accordance with Irish law.

22.6.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Amendment Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.
IN WITNESS whereof this Amendment Agreement has been entered into on the date and year first herein written.
For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Jeffrey P. Gotschall
Signature
Treasurer & Secretary
Title
For and on behalf of
SR TECHNICS AIRFOIL SERVICES LIMITED
in the presence of:
/s/ Stephanie Kennett
Signature
Attorney-in-Fact
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Frank Cappello
Signature
V.P. Finance & CFO
Title

Dated 9th May 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
SR TECHNICS AIRFOIL SERVICES LIMITED
AMENDMENT AGREEMENT
to the Asset Purchase Agreement for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

THIS AGREEMENT is dated 9th May 2006 and made between
(13)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(14)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(15)	SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
I.	Pursuant to an Agreement dated 16 March 2006 between the Vendor, the Guarantor and the Purchaser (as amended by Amendment Agreements dated 19 April 2006, 2 May 2006 and 5 May 2006 between the Vendor, Guarantor and the Purchaser) (the Agreement) the Vendor agreed to sell and the Purchaser agreed to purchase the Business and Assets (as defined therein).

J.	The Vendor, the Guarantor and the Purchaser wish to defer the completion of the Agreement and pursuant to clause 8.16 of the Agreement the parties hereby agree to make certain amendments to the Agreement (as more particularly set out in this Amendment Agreement) in order to affect such deferral.
IT IS HEREBY AGREED as follows:
23. AMENDMENTS
23.1.	It is hereby agreed by the parties to the Agreement that the following amendment be and is hereby made to the Agreement with effect from the date hereof:
23.1.1.	the definition of “Long Stop Date” in clause 1.1 of the Agreement shall be deleted and replaced with the following wording: “Long Stop Date means 12 May 2006”.
24. ACKNOWLEDGEMENT
The parties to the Agreement hereby acknowledge and agree that, with the exception of the amendments effected by clause 1 of this Amendment Agreement, the Agreement remains in all other respects unaltered, valid, enforceable and binding on the parties thereto.
25. MISCELLANEOUS PROVISIONS
25.1. Announcements
25.1.1.	Subject to clause 3.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Amendment Agreement or any term or provision of it without the prior written approval of the other parties to this Amendment Agreement.

25.1.2.	Clause 3.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Amendment Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the other parties to this Amendment Agreement in each case, to the extent permitted by law.

25.1.3.	If any party proposes to make an announcement pursuant to this clause 3.1, it shall provide copies of that proposed announcement to each of the other parties to this Amendment Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.
25.2. Confidentiality
25.2.1.	Confidential Information: The parties to this Amendment Agreement undertake with each other that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes the existence this Amendment Agreement, its terms or any matter connected with or related to any of the foregoing (the Confidential Information) except:
(1)	in the circumstances set out in clause 3.1;

(2)	to the extent otherwise expressly permitted by this Amendment Agreement;

(3)	with the prior written consent of the other parties to this Confidential Information;

(4)	where the Confidential Information, before it is furnished to the other party, is in the public domain; or

(5)	where the disclosure of the Confidential Information is required by any securities exchange, regulatory or governmental authority or court having jurisdiction over the disclosing party
25.2.2.	The restrictions contained in this clause 3.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Amendment Agreement regardless of whether or not Completion occurs.
25.3.	Interpretation

Unless expressly stated or otherwise defined herein, the capitalised terms contained in this Amendment Agreement shall have the same meaning as the capitalised terms contained in the Agreement.

25.4.	Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

25.5.	Governing Law

This Amendment Agreement will in all respects be governed by and construed in accordance with Irish law.

25.6.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Amendment Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.
IN WITNESS whereof this Amendment Agreement has been entered into on the date and year first herein written.
For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Timothy V. Crean
Signature
President & COO
Title
For and on behalf of
SR TECHNICS AIRFOIL SERVICES LIMITED
in the presence of:
/s/ Juerg Bartlome
Signature
CEO
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Timothy V. Crean
Signature
President & COO
Title

Dated 10th May 2006
SIFCO TURBINE COMPONENTS LIMITED
SIFCO INDUSTRIES, INC
and
SR TECHNICS AIRFOIL SERVICES LIMITED
5TH AMENDMENT AGREEMENT
to the Asset Purchase Agreement for the purchase of the assets of the large aerospace business of
SIFCO TURBINE COMPONENTS LIMITED

A & L GOODBODY

THIS 5TH AMENDMENT AGREEMENT is dated 10th May 2006 and made between
(16)	SIFCO TURBINE COMPONENTS LIMITED (registered no. 83443) having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (Vendor);

(17)	SIFCO INDUSTRIES, INC. of 970 East 64th Street, Cleveland, Ohio 44103, USA (the Guarantor), for and on its own behalf and for and on behalf of the Vendor’s Group, together with the Vendor called the Covenantors; and

(18)	SR TECHNICS AIRFOIL SERVICES LIMITED (registered no. 412937) having its registered office at c/o SR Technics Ireland Limited, Hangar 6, MD106, Dublin Airport, Ireland (Purchaser).
RECITALS:
K.	Pursuant to an Agreement dated 16 March 2006 between the Vendor, the Guarantor and the Purchaser (as amended by Amendment Agreements dated 19 April 2006, 2 May 2006, 5 May 2006 and 9 May 2006 between the Vendor, Guarantor and the Purchaser) (the Agreement) the Vendor agreed to sell and the Purchaser agreed to purchase the Business and Assets (as defined therein).

L.	The Vendor, the Guarantor and the Purchaser wish to defer the completion of the Agreement and pursuant to clause 8.16 of the Agreement the parties hereby agree to make certain amendments to the Agreement (as more particularly set out in this Amendment Agreement) in order to affect such deferral.
IT IS HEREBY AGREED as follows:
26. AMENDMENTS
26.1.	It is hereby agreed by the parties to the Agreement that the following amendment be and is hereby made to the Agreement with effect from the date hereof:
26.1.1.	The figure of “$360,000” in the second column of Schedule 19 of the Agreement shall be deleted and replaced with the following figure: “$900,000”.

26.1.2.	Schedule 2 of the Agreement shall be deleted and replaced with Schedule 1 of this Amendment Agreement.

26.1.3.	Schedule 2 of this Amendment Agreement shall be added as Schedule 24 of the Agreement.

26.1.4.	The following definition shall be added to clause 1.1 of the Agreement: “Union Agreement means the agreement reached between the Vendor and SIPTU on or about 24 April 2006 to include the terms of agreement set out in the Labour Relations Commission letter dated 24 April 2006 (a copy of which is attached at Schedule 24 of the Agreement) and all aspects of the offer of 20 April 2006 referred to in such letter.”

26.1.5.	Notwithstanding that the Union Agreement makes reference to certain obligations of both the Vendor and the Purchaser, the Covenantors hereby acknowledge and agree that (i) the Purchaser will not be responsible in any way whatsoever to honour any obligations provided for in the Union Agreement, and (ii) the Covenantors further acknowledge and agree that they are fully and exclusively liable and responsible for all obligations and liabilities provided for in the Union Agreement, and hereby covenant to perform all obligations provided for in the Union Agreement and hereby fully and effectually indemnify and agree to keep the Purchaser fully and effectually indemnified against all costs and expenses, loss and damages suffered or incurred (whether directly or indirectly) in connection with the Union Agreement or as a result of any breach of the covenant contained in this clause 1.1.5.

26.1.6.	To the extent that on or before the Escrow Date an OEM licence from Rolls Royce is delivered by the Covenantors to the Purchaser, or otherwise granted to the Purchaser on terms acceptable to the Purchaser in its reasonable discretion (the Rolls Royce OEM Licence), a sum equal to $288,000 or a sum equal to that required to honour the proposals of the Vendor pursuant to the terms of the Union Agreement in respect of the Employees (whichever is higher) (Union Agreement Escrow Amount) shall be retained within the OEM Escrow Account and a sum equal to US$900,000 less the Union Agreement Escrow Amount (the Rolls Royce Escrow Balance) will be released from the OEM Escrow Account to the Vendor, and clause 2.6.3 of the Agreement is hereby amended accordingly. To the extent that on or before the Escrow Date the Rolls Royce OEM Licence is not granted to the Purchaser US$900,000 remaining in the OEM Escrow Account will be released to the Purchaser in accordance with clause 2.6.3(4) of the Agreement and the Covenantors will remain responsible and liable to perform all obligations provided for in the Union Agreement in accordance with clause 1.1.5 of this Amendment Agreement.

26.1.7.	The Covenantors hereby fully and effectually indemnify and agree to keep the Purchaser fully and effectually indemnified against all loss and damages suffered or incurred (whether directly or indirectly) by the Purchaser as a result of any loss of, or reduction in, business from Ameco Beijing which is a consequence of the Purchaser not being approved as an authorised maintenance organisation by the Civil Aviation Administration of China. The indemnity provided for in this clause 1.1.7 shall be limited to claims made by the Purchaser within 12 months after Completion and the aggregate liability of the Covenantors in respect of all such claims made pursuant to this clause 1.1.7 shall be subject to a financial cap of $100,000.

26.1.8.	The Inventory Excess Amount/Inventory Shortfall Amount shall be paid by the Vendor to the Purchaser or by the Purchaser to the Vendor (as the case maybe) by way of bank draft within 7 days of publication of the results of the physical inventory inspection provided for in clause 3.5.2(5) of the Agreement having taken place and clause 2.6.1 of the Agreement shall be amended accordingly.

26.1.9.	The Purchaser hereby confirms that it will honour its obligations in accordance with the terms of the TSA and, in particular, will make any payments which it is obliged to make pursuant to clause 7.2 of the TSA.
26.2.	Where the terms of the Agreement conflict with the terms of this 5th Amendment Agreement, the latter shall prevail.
27. ACKNOWLEDGEMENT
The parties to the Agreement hereby acknowledge and agree that, with the exception of the amendments effected by clause 1 of this Amendment Agreement, the Agreement remains in all other respects unaltered, valid, enforceable and binding on the parties thereto.
28. MISCELLANEOUS PROVISIONS
28.1. Announcements
28.1.1.	Subject to clause 3.1.2, no party shall make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Amendment Agreement or any term or provision of it without the prior written approval of the other parties to this Amendment Agreement.

28.1.2.	Clause 3.1.1 will not apply if and to the extent that such announcement is required by any law applicable to the party making the announcement or by:
(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Amendment Agreement; or

(2)	any securities exchange, regulatory or governmental authority or Court having jurisdiction over the party making the announcement whether or not the requirement has the force of law, provided that any such announcement may only be made after consultation with the other parties to this Amendment Agreement in each case, to the extent permitted by law.

28.1.3.	If any party proposes to make an announcement pursuant to this clause 3.1, it shall provide copies of that proposed announcement to each of the other parties to this Amendment Agreement before the announcement is made unless this is contrary to law or not reasonably practicable, in which case, a copy of the announcement shall be so provided to each party as soon as reasonably practicable.
28.2. Confidentiality
28.2.1.	Confidential Information: The parties to this Amendment Agreement undertake with each other that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for their own or any other purposes the existence this Amendment Agreement, its terms or any matter connected with or related to any of the foregoing (the Confidential Information) except:
(1)	in the circumstances set out in clause 3.1;

(2)	to the extent otherwise expressly permitted by this Amendment Agreement;

(3)	with the prior written consent of the other parties to this Confidential Information;

(4)	where the Confidential Information, before it is furnished to the other party, is in the public domain; or

(5)	where the disclosure of the Confidential Information is required by any securities exchange, regulatory or governmental authority or court having jurisdiction over the disclosing party
28.2.2.	The restrictions contained in this clause 3.2 will continue to apply after Completion and will apply in relation to the existence and provisions of this Amendment Agreement regardless of whether or not Completion occurs.
28.3.	Interpretation

Unless expressly stated or otherwise defined herein, the capitalised terms contained in this Amendment Agreement shall have the same meaning as the capitalised terms contained in the Agreement.

28.4.	Counterparts

This Amendment Agreement may be executed in any number of counterparts, and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

28.5.	Governing Law

This Amendment Agreement will in all respects be governed by and construed in accordance with Irish law.

28.6.	Jurisdiction

The Irish courts will have jurisdiction to settle any dispute which may arise out of or in connection with this Amendment Agreement or its performance and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Irish Courts.
IN WITNESS whereof this Amendment Agreement has been entered into on the date and year first herein written.
For and on behalf of
SIFCO TURBINE COMPONENTS LIMITED
In the presence of:
/s/ Timothy V. Crean
Signature
President & COO
Title
For and on behalf of
SR TECHNICS AIRFOIL SERVICES LIMITED
in the presence of:
/s/ Juerg Bartlome
Signature
CEO
Title
For and on behalf of
SIFCO INDUSTRIES, INC.
in the presence of:
/s/ Timothy V. Crean
Signature
President & COO
Title